Exhibit 4.40

DATED 23rd December, 2014

DEBENTURE TRUST DEED

FOR RATED, SECURED, LISTED, REDEEMABLE NON-CONVERTIBLE DEBENTURES

BETWEEN

SESA STERLITE LIMITED as the Issuer

AND

AXIS TRUSTEE SERVICES LIMITED

as the Debenture Trustee

DEBENTURE TRUST DEED

THIS DEBENTURE TRUST DEED (hereinafter referred to as the “Deed” / “Indenture” interchangeably) is made at Tulicorin, State of Tamil Nadu, India on this the 23rd day of December 2014.

BY AND BETWEEN

1.	SESA STERLITE LIMITED, a company incorporated under the provisions of the Companies Act of 1956 and validly existing under the Companies Act of 2013 with its Corporate Identity Number L13209GA1965PLC000044 and having its Registered Office at Sesa Ghor, 20 EDC Complex, Palto, Panjim - 403001 in the State of Goa, India (hereinafter referred to as the “Company”, which expression shall, unless repugnant to the context or meaning thereof, deem to include its successors and permitted assigns); of the ONE PART;

AND

2.	AXIS TRUSTEE SERVICES LIMITED, a company incorporated under the Companies Act, 1956 with Corporate Identity Number – U74999MH2008PLC182264 and having its registered office at 2nd Floor, Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai 400 025, in its capacity as Debenture Trustee for the Debenture Holder(s) (hereinafter referred to as the “Debenture Trustee” or the “Trustee”, which expression shall, unless repugnant to the subject or context thereof, and include its successors and assigns) of the OTHER PART.

WHEREAS:-

I.	The Company is duly incorporated and validly existing order the laws of India and is engaged, inter alia, in the business of minerals and natural resources such as iron ore, copper, aluminium and power generation, oil & gas and zinc-lead-silver etc: The details of the authorised, issued, subscribed and paid-up share capital of the Company as on September 30 2014 is as under:-

1) AUTHORISED:
Equity Shares of Rs.10/- each	51,260,000,000
Preference Shares of Rs.10/- each	—
2) ISSUED, SUBSCRIBED AND PAID UP:
Equity Shares of Rs.10/- each fully paid-up	2,965,004,871
Preference Shares of Rs.10/- each fully paid-up	—

II.	With a view to meal the Company’s requirements for the Purpose (as hereinafter defined), the Company being duly empowered by its Memorandum of Association and Articles of Association, and pursuant to the authority granted by the resolution of the Board of the Issuer passed at its meeting held on 5th September 2014 and the shareholders’ resolution passed under Section 42 of the Act dated 11th October 2014, intends to issue 9.36% rated listed secured redeemable non-convertible debentures each having a face value of Rs. 10,00,000/- (Rupees Ten Lakhs only), wherein the issue size would be Rs.1,200 crores (Rupees One Thousand Two Hundred Crores only) along with a green shoe option of Rs. 300/- crores (Rupees Three Hundred Crores only) (total issue size aggregating to Rs.1,600 Crores (Rupees One Thousand Five Hundred Crores only) including the green shoe option across all series) in two series viz., Series I and Series II (hereinafter referred to as the “Debentures”) on private placement in dematerialized form, in terms of Information Memorandum No. Nil dated October 28, 2014, this Deed and the Transaction Documents (as defined hereinafter). The Company has on November 21, 2014 filed with the Registrar of Companies, Goa, the said Information Memorandum dated October 28, 2014 (“Disclosure Document”).

III.	Accordingly the Company pursuant to aforesaid resolutions and the shareholders resolution passed under Section 180 (1)(a) and Section 180(1)(c) of the Act on 21st January 2014, has allotted the Debentures for cash at par basis in terms of the Disclosure Document to the subscribers thereof (“Debenture Holders” or “Non-Convertible Debenture Holders” or “NCD Holders” as used interchangeably).

IV.	The debt equity ratio of the Company after the issue of the Debentures is 1.23. The Debentures have been rated as “CRISIL AA+/” by Crisil Limited. The rating indicates high degree of safely with regard to timely payment of financial obligations. The Company has entered into an agreement with depositories viz. National Securities Depository Limited (“NSDL”) and Central Depository Services (India) Limited (“CDSL”) for the issuance of Debentures in dematerialised form.

One of the terms of the issue is that the redemption of the principal amount of the Debentures, payment of coupon/interest, remuneration of the Debenture Trustee, and all costs, charges, expenses and other monies payable by the Company in respect of the Debentures shall be secured Inter alia, by way of a first ranking mortgage and charge on all the Company’s fixed assets as set out in the First Schedule.

Such that, at all times, there shall be a minimum 1.25 times security cover for the principal amount or the Debentures and the interest payable thereon by the Company as per the terms of the Transaction Documents. The Company shall at all times maintain such security cover as set out in the Financial Covenants and Conditions throughout the tenor of the Debentures in respect of the outstanding Debentures.

In case of Hypothecation, the Company undertakes to execute all relevant documents and create full security in favour of the Debenture Trustee for the said Debentures, within a period of 180 days from the Deemed Date of Allotment (being 30th October 2014) and in case of mortgage over immovable property, the same shall be carried out within 60 days from the Deemed Date of Allotment (being 30th October 2014).

V.	The Debenture Trustee is registered with the Securities and Exchange Board of India (SEBI) as a debenture trustee under the SEBI (Debenture Trustee) Regulations, 1993 and pursuant to the letter dated 21st October 2014 has agreed to act as a debenture trustee, in trust for the benefit of the Debenture Holders. The Debenture Trustee and the Company have entered into a Debenture Trustee Agreement dated 29th October 2014 whereby the Company has appointed the Debenture Trustee and the Debenture Trustee has agreed to be appointed as debenture trustee for the benefit of the Debenture Holder(s) and for purposes related thereto, including for holding the security to be created by the Company in favour of the Debenture Trustee to secure the payment and other obligations of the Company in respect of the Debentures. Under the Debenture Trustee Agreement the Parties have also agreed to execute a debenture trust deed.

VI.	The Company is seized and possessed of and is the legal and beneficial owner of the Mortgaged Premises (defined hereinafter), free and clear of all Encumbrances (defined hereinafter) and for the purpose of securing the Debentures, the Company is required to create a first charge on the Mortgaged Premises which the Company and the Debenture Trustee have agreed to do by way of a legal mortgage in English form by way of a registered Debenture Trust Deed being these presents.

VII.	Accordingly the Debenture Trustee has called upon the Company to execute this Deed being these presents, pursuant to which the Debentures are being issued, and accordingly these present shall record the various terms, conditions and stipulations as well as the Company’s obligation in respect of the Debentures including redemption of the Debentures, payment of interest, remuneration of the Trustee and all costs, charges, expenses and other monies in accordance with the terms of the issue, conditions of appointment of Debenture Trustee, creation, maintenance and enforcement of Security, and the Company has agreed to do so in the manner set out hereinafter.

NOW THIS INDENTURE WITNESSETH AND IT IS HEREBY MUTUALLY AGREED AND DECLARED BY AND BETWEEN THE PARTIES HERETO AS UNDER:

1.	DEFINITIONS

In these presents, unless there is anything in the subject or context inconsistent therewith, the expressions listed below shall have the following meanings:-

“Act” shall mean the Companies Act, 1956 as substituted by the Companies Act, 2013 (to the extent notified and effective), as may be amended from time to time and shall include any statutory amendment or re-enactment thereof from time to time including but not limited to the rules, circulars or orders issued thereunder.

“Applicable Law” shall mean any statute, law, regulation, notification, ordinance, judgement, rule of law, order, decree, government resolution, clearance, approval, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision, or determination by, or any interpretation or administration of any of the foregoing by, any statutory or governmental or regulatory authority, having jurisdiction over the matter in question, whether in effect as of the date of this Deed or thereafter and in each case as amended.

“Board” shall mean the board of directors of the Company for the time being and from time to time.

“Business Day” means a day (other than a Saturday, Sunday, a Bank holiday or an unscheduled non-business day) on which banks are open for general business in Mumbai, Maharashtra for carrying out high value clearing of cheques and/or for effecting transfer of payment through the Real Time Gross Settlement System operated by or on behalf of the Reserve Bank of India and “Business Days” shall be construed accordingly.

“Debentures” means (9.36%) rated listed secured redeemable non-convertible debentures each having a face value of Rs. 10,00,000/- (Rupees Ten Lakhs only), wherein the issue size would be Rs. 1,200 crores (Rupees One Thousand Two Hundred Crores only) along with a green shoe option of Rs. 300 crores (Rupees Three Hundred Crores only) (total issue size aggregating to Rs. 1,500 Crores (Rupees One Thousand Five Hundred Crores only) including the green shoe option across all series) in two series viz., Series I and Series II issued by the Company in terms of the Disclosure Document and these presents to the Debenture Holder(s) in dematerialised form in accordance with the procedure laid down in the Third Schedule hereunder written.

“Debenture Holder(s)” or “Holders of Debentures” or “Beneficial Owners(s)” means the persons who are, for the time being and from time to time, the owners of the Debentures in electronic (dematerialised) form, and whose names appear in the register of debenture holders(s) or the list of beneficial owner(s)/register of beneficial owners(s) prepared, held and given by the Depository viz. NSDL or CDSL, as the case may be and “Beneficial Owner” means each such person and includes their respective successors/ transferees and assigns.

“Debenture Trustee Agreement” shall mean the debenture trustee agreement, dated 29th October 2014 entered into by and between the Company and the Debenture Trustee.

“Deed” or “Indenture” means this debenture trust deed as may be amended, modified, or supplemented from time to time.

“Deemed Date of Allotment” means 30th October 2014.

“Depository” shall mean the depository with whom the Company has made arrangements for dematerializing the Debentures namely NSDL and/or CDSL.

“Disclosure Document” means an information memorandum/ private placement offer letter dated October 28, 2014, which sets out the key terms upon which the Debentures have been issued by the Company to the Debenture Holder(s).

“Events of Default” shall mean any event or circumstance as described in Clause 13 of this Deed.

“Financial Covenants and Conditions” means the covenants and conditions on the part of the Company to be observed and performed as set out in the Disclosure Document and Second Schedule hereunder written and as the same may from time to time, be modified in accordance with these presents.

“Final Redemption Date” shall mean 30th October 2017 in case of Debentures of Series I and 30th December 2017 in case of Debentures of Series II, more particularly described as under:

Series	I	II

ISIN No.	INE205A07014	INE205A07022

Issue Size	Rs. 975 crores	Rs. 225 crores

Tenor	3 years from Deemed Date of Allotment	3 years 2 months from Deemed Date of Allotment

Redemption Date	30-0ct-17	30-Dec-17

Coupon Rate	9.36%	9.36%

Coupon Payment Dates/Frequency	1st: annual – Oct 30’ 2015 2nd: annual – Oct 30’ 2016 3rd: annual on maturity Oct 30’ 2017	1st: annual – Oct 30’ 2015 2nd: annual – Oct 30’ 2016 3rd: annual – Oct 30’ 2017 4th: on maturity Dec 30’ 2017

“Government/Governmental Authority” shall include president of India, the government of India, governor or the government of any state in India or any ministry, department, board, authority, instrumentality, agency, corporation or commission semi-governmental or judicial or quasi-judicial or administrative entity, under the direct or indirect control of the government of India.

“Material Adverse Effect” means an event, circumstance, occurrence or condition which has caused, as of any date of determination, or could be expected to cause a material adverse effect on or a material adverse change on:

(a)	the business, operations, property, assets, condition (financial) of the Company; or

(b)	the ability of the Company to enter into and to perform its obligations under Transaction Documents; or

(c)	the legality or validity or enforceability of the Transaction Documents or any other related document or the rights or remedies of Debenture Holders) /Beneficial Owner(s) thereunder; or

(d)	legality or validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Security Documents.

“Majority Debenture Holder(s)/Beneficial Owners)” shall at any time mean such number of Debenture Holder(s)/Beneficial Owner(s) holding 75% of the nominal value of the then outstanding Debentures.

“Purpose” shall mean the purpose for which the Debentures have been issued by the Company being general corporate purposes.

“Repay” shall include “Redemption” and vice versa and repaid, repayable, repayment, redeemed, redeemable and redemption shall be construed accordingly.

“Secured Obligations” shall mean all obligations at any time due, owing or incurred by the Company to the Debenture Trustee and the Debenture Holders in respect of the Debentures and shall Include (i) the obligation to redeem the Debentures in terms thereof including payment of coupon/interest, default interest, penal interest, any outstanding remuneration of the Debenture Trustee and all fees, costs, charges and expenses payable to the Debenture Trustee/Debenture Holders and other monies payable by the Company in respect of the Debentures under the Transaction Documents; and (ii) any and all sums advanced by the Debenture Trustee in order to preserve the Security created / to be created by the Company in relation to the Debentures.

“Security” / “Secured Assets” mean the Mortgaged Premises

“Security Interest” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever including without limitation any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute; and any designation of loss payees or beneficiaries or any similar arrangement under any contract of insurance or any other similar security interest.

“Security Documents” shall mean this Deed, Deed of Hypothecation, necessary powers of attorney, and all such other documents as may be required for creating and perfecting the Security Interest in favour of the Debenture Trustee for the benefit of the Debenture Holders (and their successors arid assigns from time to time).

“Special Resolution” means a resolution passed in 3 members’ meeting where the votes cast in favour of the resolution is atleast 3 times more than the votes cast against the resolution and shall include only valid votes cast by members voting in person or proxy.

“Specifically Mortgaged Premises/ Mortgaged Premises as used interchangeably” means the immovable property of the Company in the State of Tamil Nadu as more specifically described in the First Schedule here under expressed to be granted, conveyed, transferred, assured and assigned as specific security for the redemption of the Secured Obligations to be secured hereunder in terms of the provisions of clause 9 hereof.

“Transaction Documents” shall mean the documents executed in relation to the issue of the Debentures and the creation of the Security Interest in relation to the Debentures including but not limited to the Disclosure Documents/Information Memorandum, the letters issued by the rating agency, letter appointing Registrar and Transfer Agents Debenture Trustee Agreement, letter appointing trustee, this Deed, Security Documents, necessary powers of attorney and such other documents as designated as such by the Debenture Trustee.

1.1	All other capitalised terms unless defined expressly under this Agreement, shall have the meaning assigned to it in the Disclosure Documents or Security Documents

1.2	Words denoting singular number only shall include plural number and vice versa

1.3	Words denoting one gender only shall include the other gender.

1.4	Words denoting persons only shall include companies and bodies corporate

1.5	Words and expressions defined in the Financial Covenants and Conditions shall, where used in these presents have the same meanings save where such meaning would render the same inconsistent with the definitions in this clause.

1.6	All references in these presents to any provision of any statute shall be deemed also to refer to the statute, modification or re-enactment thereof or any statutory rule, order or regulation made thereunder or under such re-enactment.

1.7	All references in these presents to Schedules, Clause, Sub-Clauses, Paragraphs or Sub-paragraphs shall be construed as reference respectively to the Schedules, Clauses, Sub-clauses, Paragraphs and Sub-paragraphs of these presents.

1.8	The recitals and schedules shall constitute an integral and operative part of this Deed. The provisions contained in the Schedules hereunder written shall have effect in this manner as if they were specifically herein set forth.

1.9	Reference to any document includes an amendment or supplement to, or replacement or novation of, that document.

1.10	no provision of this Deed shall be Interpreted in favour of or against any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

1.11	Whanever any coupon payment date falls on a day other than a Business Day, such payment shall be made on the immediately following Business Day Such payment on the following Business Day would not constitute non payment.

1.12	Whenever any maturity date falls on a on a day other than a Business Day, such payment shall be made on the previous Business Day

2.	APPOINTMENT OF THE TRUSTEE

2.1	Appointment of Trustee

The Company has appointed the Debenture Trustee as trustee for the Debenture Holders pursuant to the Debenture Trustee Agreement The Company appoints Axis Trustee Services Limited as the Trustee, and the Trustee agrees to act as trustee for the benefit of the Debenture Holder(s)/Beneficial Owners(s) and their successors, transferees and assigns under the trust HEREUNDER created pursuant to Clause 2.2 below and in such trust capacity, the Trustee agrees and is authorised:

(a)	to execute and deliver this Deed, all other Transaction Documents and all other documents, agreements, instruments and certificates contemplated by this Deed or the other Transaction Documents which are to be executed and delivered by the Trustee or as the Trustee shall deem advisable and in the best Interests of the Debenture Holder(s)/Beneficial Owners(s);

(b)	to take whatever action as shall be required to be taken by the Trustee by the terms and provisions of the Transaction Documents, and subject to the terms and provisions of this Deed or any other Transaction Documents, to exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred to in this clause 2.1(a) above in such documents, agreements, instruments and certificates; and

(c)	subject to the terms and provisions of this Deed and the other Transaction Documents, to take such other action in connection with the foregoing as the Majority Debenture Holder(s), may from time to time direct.

PROVIDED that before initiating any action or exercising any right or performing any duty under this Deed or any Transaction Documents, the Trustee shall seek written instructions from the Majority Debenture Holder(s) and only upon receipt of such instructions shall the Trustee exercise its rights and perform its duties and obligations under each of the documents, agreements, instruments and certificates referred in these presents.

2.2	Declaration of Trust by the Trustee

(a)	The Company hereby settles in trust with the Debenture Trustee, a sum of Rs.1,000/- (Rupees One Thousand only). The Trustee hereby declares and confirms that it has, accepted the above sum of Rs.1,000/- (Rupees One Thousand only) in trust declared and settled and kept apart the sum being the initial corpus (hereinafter referred to as the “Initial Contribution”) of the trust created in terms of this Deed, to have and hold the same together with all additions or accretions thereto including the investments representing the same, subject to the powers, provisions, agreements and declarations herein contained.

(b)	The Trustee hereby declares that in relation to the Debenture Holder(s), it shall, as the case may be, hold:

(i)	the Initial Contribution;

(ii)	the Security created hereunder and under the other Transaction Documents;

(iii)	all or its rights under or pursuant to this Deed and all sums received by it under this Deed (save for any sums received solely for its own account); and

(iv)	all monies received by it out of, whether prior to or as a result of enforcement of the Security created hereunder or the exercise of rights and remedies under this Deed upon trust and for the benefit of the Debenture Holder(s)/Beneficial Owner(s) and subject to the powers and provisions hereinafter declared and contained and concerning the same, for due payment and discharge of the Secured Obligations.

(c)	The Trustee declares that it shall not revoke the trusts hereby declared till whole of the Secured Obligations is irrevocably discharged and paid in full by the Company to the Trustee for the benefit of the Debenture Holder/Beneficial Owner in terms of the Transaction Documents.

3.	TRUSTEE REMUNERATION

3.1	The Company shall pay to the Trustee remuneration as mentioned in the offer letter dated 21st October 2014, as may be amended or supplemented from time to time.

3.2	The Company shall in case of default in payment of stipulated remuneration as detailed hereinabove pay to the Trustee on the expiry of 30 (thirty) days from the invoice date for payment, in addition to the stipulated Trustee remuneration as detailed hereinabove, penalty at the rate of 12% (twelve per cent) per annum on the defaulted amounts, during the period of default

3.3	The Company shall reimburse the Trustee all legal, travelling, conveyance and other costs, charges and expenses incurred by them, their officers, employees or their agents in connection with execution of these presents and subject to approval for sums higher than Rs. 10000/-, and subject to proof (hereof) including costs, charges, expenses of and incidental to the approval and execution of these presents and all other documents affecting the Security herein and the Company hereby agrees to indemnify the Trustee against all actions, proceedings, costs, charges, expanses, claims and demands whatsoever which may be brought or made against or incurred by them in respect of any matter or thing done or omitted to be done without their wilful default in respect of or in relation to the Secured Assets and the Transaction Documents.

4.	RETIREMENT AND REMOVAL OF TRUSTEE

4.1	Subject to the provisions of Clause 4.2 below, the Trustee hereof may, at any time, without assigning any reason and without being responsible for any loss or costs occasioned thereof resign/retire as the trustee, provided that the Trustee shall have given at 30 (thirty) days previous notice in writing to the Company.

4.2	The Company shall, upon receipt of notice of resignation issued by the Debenture Trustee, take prompt steps to appoint another entity competent to act as trustee for the Debenture Holders in place of the Debenture Trustee with the written consent of the Majority Debenture Holders/Beneficial Owners, The Trustee shall continue to act as Debenture Trustee until a successor trustee is appointed. In the event the successor trustee is not appointed within 30 (thirty) days alter receipt of any notice of retirement/resignation by the Trustee, the Trustee shall continue to act as the debenture trustee until such time as the successor trustee is appointed on the same terms and conditions.

4.3	Any body corporate or entity which is registered as a Trustee with the Securities and Exchange Board of India may be appointed as Trustee, it being clarified that in the event a new trustee is appointed pursuant to the provisions of clause 4.2 above, there would be no requirement to procure a no objection certificate (or any document of similar nature) by the Company from the Trustee.

4.4	The Trustee hereof may be removed by the Majority Debenture-holder(s)/Beneficial Owner(s) by a Special Resolution duly passed at the meeting of the Debenture Holders)/ Beneficial Owner(s) convened in accordance with the provisions set out in the Fourth Schedule hereunder written. The Company shall appoint such person or persons as may be nominated by such resolution as the new trustee.

4.5	Upon appointment of the successor trustee pursuant to the preceding Clauses 4.2Error Reference source not found. or 4.4 above, all references in this Deed to the Debenture Trustee shall, unless repugnant to the context, mean and refer to the successor trustee and the successor trustee shall without any further act or deed succeed to all the powers and authorities and be subject to all duties, liabilities and responsibilities of the Debenture Trustee as if it had been originally appointed as the trustee hereunder.

5.	AMOUNT OF DEBENTURES AND COVENANT TO PAY PRINCIPAL AND INTEREST

5.1	Amount of Debentures:

The Debentures are being issued and allotted, on Private placement basis, in dematerialised form for cash at par in terms of this Deed and (9.36%) rated listed secured redeemable, non-convertible debentures of the face value of Rs.10,00,000/- (Rupees Ten Lakhs only) each, wherein the issue size would be Rs.1,200 crores (Rupees One Thousand Two Hundred Crores only) along with a green shoe option of Rs. 300 crores (Rupees Three Hundred Crores only) (total issue size aggregating to Rs. 1,500 Crores (Rupees One Thousand Five Hundred Crores only) including the green shoe option across all series) in two series viz., Series I and Series II, to the Debenture Holder(s)/Beneficial Owner(s), as the case may be.

5.2	Covenant to Pay Principal and Interest

The Company covenants with the Trustee that it shall pay to the Debenture Holder(s)/Beneficial Owner(s), as the case may be, the principal amount of the Debentures on the due date(s) as mentioned in the Financial Covenants and Conditions and shall also pay interest (inclusive of penal interest where applicable) on the Debentures in accordance with the Financial Covenants and Conditions, more particularly described in the Second Schedule hereunder written.

Provided that if so called upon by the Trustee, the Company shall make payments as aforesaid to or to the order of or for the account of the Trustee and such payment shall be deemed to be in satisfaction of the aforesaid covenant of the Company to make such payments to the Debenture Holder(s)/Beneficial Owner(s). Such payments shall be passed on to the Debenture Holder(s)/Beneficial Owner(s), subject to the appropriation in the order of preference mentioned in Financial Covenants and Conditions more particularly described in the Second Schedule hereunder written.

6.	INTEREST

6.1	The Debenture Holder(s)/Beneficial Owners(s) shall be paid interest as per clause (ii) of the Financial Covenants and Conditions more particularly described in the Second Schedule hereunder written.

6.2	Interest and all other charges shall accrue from day to day and shall be computed on the basis of 365 days’ year or 366 days a year in case of leap year, and the actual number of days elapsed. The interest for the last broken period shall be payable at the time of redemption of said Debentures.

6.3	Any payments to be made to the Debenture Holder(s)/ Beneficial Owner(s), including payment of interest, payment upon redemption, shall be made by the Company using the services of electronic clearing services (ECS), real time gross settlement (RTGS), direct credit or national electronic fund transfer (NEFT) into such bank account of a Debenture Holder/Beneficial Owner as may be notified to the Company by such Debenture Holder/Beneficial Owner or the Trustee at the time of applying to the debentures or as may be notified to the Trustee, subsequently through a valid communication channel.

7.

7A)	FORM OF THE DEBENTURES

7.1	The Debentures will be issued in dematerialised form, by crediting the demat accounts of the Beneficial Owner(s), the same shall be issued by the Company by following the procedure stipulated for issuance of the Debentures in demat form, as more particularly described in the Third Schedule hereunder written.

7.2	The principal amount of the Debentures(inclusive of penal interest where applicable) and all other monies hereby secured shall, as between the holders of the Debentures, inter se rank pari passu without any preference or priority whatsoever on account of date of issue or allotment or otherwise.

7.3	The Company has entered into depository arrangements with NSDL and CDSL for the issue of the Debentures in dematerialised form. The Debenture Holder(s) who hold the Debentures in dematerialised form will deal with the same as per the provisions of the Depositories Act, 1996, the regulations thereunder and the rules and bye-laws of NSDL and CDSL.

7.4	The Financial Covenants and Conditions shall be binding on the Company and the Debenture Holder and all persons claiming by, through or under it and shall enure to the benefit of the Trustee and all persons claiming by, through or under them. The Trustee shall be entitled to enforce the obligations of the Company under or pursuant to the Financial Covenants and Conditions as if the same were set out and contained in these presents.

7.5	The Company shall at all times follow the guidelines issued by NSDL/CDSL for issuance of Debentures.

7B)	LISTING AND CREDIT RATING

(a)	The Company has listed the Debentures on the Wholesale Debt Market segment of Bombay Stock Exchange (“Exchange”).

The Company shall take all steps for completion of the formalities for listing and commencement of trading at all the concerned stock exchange(s) where the Debentures are to be listed by no later than 15 (fifteen) Business Days from the Deemed Date of Allotment of the Debentures. In case of delay in listing of the Debentures beyond 20 (twenty) days from the Deemed Date of Allotment, the Company will pay penal interest of at least 1.00% p.a. over the coupon rate from the expiry of 30 days from the Deemed Date of Allotment till the listing of such Debentures to the Debenture holders

The Company undertakes to comply with the requirements of the listing agreement to the extent applicable to it, on a continuous basis. All expenses, costs, charges, incurred for the purpose of listing of the Debentures, as also for making the offer for sale of the Debentures shall be come and paid by the Company.

(b)	The Debentures are rated as:

“CRISIL AA+/” by Crisil Limited”. The rating indicates high degree of safety with regard to timely payment of financial obligations.

8.	Security for the Debentures

(a)	The Debenture Trustee (acting for the benefit of the Debenture Holders) shall hold the security created by the Company under or in terms of the Transaction Documents, in its favour, upon trust, subject to the powers and provisions contained herein, for securing the Secured Obligations.

(b)	The Debentures and all the Secured Obligations shall be secured by:

(i)	First ranking mortgage on the Mortgaged Property;

(ii)	First ranking charge as more particularly described in the Deed of Hypothecation

(c)	The Company shall ensure that the requisite security cover of 1.25 times of the principal together with interest to the Secured Obligations shall be maintained throughout the tenor of the Debentures and this Agreement.

(d)	The Company hereby creates the security set out in sub-clause (b) (i) hereinabove. The Company shall create and perfect the complete security set out in sub-clause (b)(ii) above within 180 days of the Deemed Date of Allotment and in case of sub-clause (b)(i) above, within 60 days from the Deemed Date of Allotment.

(e)	In the event that the Company fails to create and perfect a valid security on the terms set out in this Deed and other Transaction Documents within relevant time period set out, the issuer shall be required to either (i) refund the entire subscription amount or (ii) pay an interest of atleast 2% per annum over and above the coupon rate on the amounts outstanding on the Debenture, until the security is created and perfected in the manner and on the terms set out in this Deed and other Transaction Documents.

9.	GRANT, CONVEY AND TRANSFER

For the consideration aforesaid and as continuing security for the Secured Obligations hereby secured or intended to be hereby secured, the Company doth hereby grant, convey, assign, assure, and transfer unto the Trustee by way of first charge, the immovable property being all and singular, the land more particularly described in the First Schedule hereunder written together with all buildings, erections, godowns and construction of every description which now are erected and standing or attached to the aforesaid land and premises or any part thereof and all trees, fences, hedges, ditches, way sewerage’s, drains, water-courses/liberties, privileges, easements and appurtenances whatsoever to the aforesaid land or any part thereof belonging to or in anyway appurtenant or usually held, occupied, enjoyed therewith or reputed to belong, or be appurtenant thereto and all the estate, right, title, interest, property, claim and demand whatsoever of the company in TO HAVE AND TO HOLD all singular objects also to the use of the Trustee absolutely UPON TRUST and subject to the powers and provisions herein contained and subject also to the provisions for redemption hereinafter mentioned;

PROVIDED THAT the Company has not given the possession of the Mortgaged Premises to the Trustee and has also not agreed to give the possession of the Mortgaged Premises to the Trustee until the happening of an Event of Default.

10.	TERMS OF SECURITY

10.1	Continuing Security

The Security created by or pursuant to this Deed is a continuing security and shall remain in full force and effect until the Secured Obligations are or may become outstanding.

10.2	Other Security

The Security created by or pursuant to this Deed is in addition and without prejudice to any other security, indemnity or other right or remedy which any Debenture Holder/Beneficial Owner or the Trustee may now or hereafter hold or have in connection with the Debentures or part thereof, and shall neither be merged in, or in any way exclude or prejudice, or be affected by any other security right of recourse or other right whatsoever (or the invalidity thereof) which the Debenture Holder(s) or the Trustee may now or at any time hereafter hold or have (or would apart from this security hold or have) as regards the Company or any other person in respect of the Debentures. The Security may be enforced against the Company without first having recourse to any other rights of the Debenture Holder(s) or the Trustee, subject to the Company’s obligation to create additional security in case of reduction in the security cover.

10.3	Cumulative Powers

The powers which this Deed confers on the Trustee and any receiver appointed hereunder are cumulative and without prejudice to their respective general powers under Applicable Law and may be exercised as often as the Trustee or the receiver may deem fit and appropriate and the Trustee may, in connection with the exercise of its powers, join or concur with any Person in any transaction, scheme or arrangement whatsoever and the Company acknowledges that the powers of the Trustee or the receiver appointed hereunder shall in no circumstances whatsoever be suspended, waived or otherwise prejudiced by anything other than an express waiver or variation in writing.

10.4	Avoidance of payments

If any amount paid by the Debenture Holder(s) in respect of the Debentures is held to be void or set aside on the liquidation or winding up of the Company or otherwise, then for the purpose of this Deed such amount shall not be considered to have been paid.

11.	ADDITIONAL SECURITY

For the consideration aforesaid, the Company shall within such period as may be permitted by the Trustee, furnish to the Trustee additional security, if the Trustee is of the reasonable opinion that during the subsistence of the Debentures, the security cover for the Debentures has become inadequate as provided in the Financial Covenants and Conditions and the Trustee has, accordingly, called upon the Company to furnish such additional security. In such case, the Company shall, at its own costs and expenses, furnish to the Trustee such additional security. In form and manner satisfactory to the Trustee as security for the Debentures, and upon creation of such additional security, the same shall vest in the Trustee subject to all the trusts, provisions and covenants contained in these presents.

12.	POWER OF TRUSTEE TO PERMIT THE COMPANY TO DEAL WITH THE MORTGAGED PREMISES

At any time before the Security constituted hereunder becomes enforceable the Trustee may at the cost and request of the Company, and with consent of the Debenture Holder(s)/ Beneficial Owner(s) do or concur with the Company in doing all or any of the things which the Company might have done in respect of the Mortgaged Premises as if no security had been created and particularly but not by way of limitation may sell, call in, collect, convert, lease, purchase, substitute, exchange, surrender, develop, deal with or exercise any right in respect of all or any of the Mortgaged Premises on such terms and for such consideration as the Trustee may deem fit, provided that all properties of any description and all net capital monies arising from or receivable upon any such dealing as aforesaid and remaining after payment therefrom of the costs and expenses of and incidental to such dealing shall become part of the Mortgaged Premises and shall be paid or vested in or specifically charged in favour of the Trustee in such manner as Trustee may require.

13.	EVENTS OF DEFAULT AND REMEDIES

13.1	If one or more of the events specified in Clause 13.2 (each, an “Event of Default”) shall have occurred or continuing, then the Majority Debenture holders shall by a notice in writing to the Company declare all the Debentures outstanding together with all accrued interest thereon to be due and upon such declaration the same shall thereupon become due and payable forthwith and the security created in terms of Clause 8 hereof shall become enforceable and the Trustee shall have right to enforce security and shall have the following rights (notwithstanding anything in these presents to the contrary):-

(a)	to enter upon and take possession of the Mortgaged Premises;

(b)	to enforce any Security created pursuant to the Security Documents in accordance with the terms thereof, as may be set out therein, towards repayment of the Secured Obligations;

(c)	to transfer the Mortgaged Premises by way of lease/sub-lease or fence or sale;

(d)	to appoint a nominee director as per the SEBI (Debenture Trustee) Regulations, 1993 on the board of directors of the Company; and

(e)	exercise such other rights as the Trustee may deem fit under Applicable Law.

13.2	EVENTS OF DEFAULT

The occurrence of any one of the following events shall constitute an “Event of Default” by the Company:

(a)	Default in redemption of debentures

Default shall have occurred in the redemption of the Debentures as and when the same shall have become due and payable and such default is not cured within a period of 30 days.

(b)	Default in payment of interest/principal amount

Default by the Company in the payment of any installment of interest or the principal amount of the Debentures, as and when the same shall have become due and payable and such default is not cured within a period of 30 days.

(c)	Default in performance of covenants and conditions

Default shall have occurred in the performance of any other covenants, conditions or agreements on the part of the Company under this Deed or the other Transaction Documents or deeds entered into between the Company and the Debenture Holder(s)/Beneficial Owner(s)/ Debenture Trustee and such default shall have continued for a period of sixty days after notice in writing thereof been given to the Company by the Debenture Holder(s)/Beneficial Owner(s)/ Debenture Trustee for remedying such default.

(d)	Supply of misleading information

Any information given by the Company in the Disclosure Documents/Information Memorandum, the Transaction Documents and/or other information furnished and/or the representations and warranties given/ by the Company to the Debenture Holder(s) / Beneficial Owner(s) for financial assistance by way of subscription to the Debentures is or proved to be misleading or incorrect in any material respect or is found to be incorrect.

(e)	Inability to pay debts

If the Company is unable to or admits in writing its inability to pay its debts as they mature or proceedings for taking it into liquidation have been admitted by any competent court.

(f)	Inadequate insurance

if the properties and assets offered as security to the Trustee/Debenture Holder(s)/Beneficial Owner(s) for the Debentures are not insured or kept under-insured by the Company or depreciate in value to such an extent that further security (to continue to provide the requisite security cover in terms hereof) should be given and such security is not given.

(g)	Proceedings against Company

The Company shall have voluntarily become the subject of proceedings under bankruptcy or insolvency law or if involuntarily then an order of liquidation is passed by the Court of competent jurisdiction.

(h)	Liquidation or dissolution of company

The Company has taken or suffered any action to be taken for its reorganization other than a re-organization within the Vedanta Group, liquidation or dissolution.

(i)	Appointment of receiver or liquidator

A receiver or liquidator is appointed or allowed to be appointed of all or any part of the undertaking of the Company.

(j)	Attachment or distraint on Mortgaged Premises

If an attachment or distraint is levied on the Mortgaged Premises or any part thereof and / or certificate proceedings are taken or commenced for recovery of any dues from the Company.

(k)	Company ceases to carry on business

If the Company ceases or threatens to cease to carry on its business or gives notice of its intention to do so.

(l)	Security is in Jeopardy

When the company creates or attempts to create any charge on the Secured Assets or any part thereof without the prior approval of the Trustees/debenture holders, save and except in the ordinary course of business of the Company and / or where the security cover does not fall below 1.25 times post such charge and / or as permitted in security documents.

(m)	Sick undertaking

If the Company is declared a sick undertaking under the provisions of the Section 3(1)(o) of the Sick Industrial Undertakings (Special Provisions) Act, 1985 or if a reference has been made to BIFR by a creditor under the said Act and the Company has not resolved the complaint or is nationalized or is under the management of the Central Government.

(n)	Any Security Document once executed and delivered, ceases to be in full force and effect or fails to provide the Debenture Trustee and the Debenture Holder(s)/Beneficial Owners(s) with the Security Interests intended to be created thereby.

(o)	a petition for the reorganization (other than re-organization within the Vedanta Group), arrangement, adjustment, winding up (other than any vexatious or frivolous winding-up petitions) or composition of debts of the Company is filed and have been admitted or the Company makes an assignment for the benefit of its creditors generally and such proceeding (other than a proceeding commenced voluntarily by the Company is not stayed, quashed or dismissed).

(p)	It is or becomes unlawful for the Company to perform any of its obligations under any Transaction Document which could have a Material Adverse Effect.

(q)	Any other event described as an Event of Default in the Disclosure Documents and the Transaction Documents.

(r)	Sale, disposal and removal of assets

Save and except in the ordinary course of business or in case if the Security Cover is not maintained, without the prior approval of the Debenture Trustee and Debenture Holders(s)/Beneficial Owner(s) any land, buildings, structures, plant and machinery of the Company are sold, disposed of charged, encumbered or alienated or the said buildings, structures, machinery, plant or other equipment are removed pulled down or demolished.

13.3	In any Event of Default or any event which, after notice or lapse of time, or both, would constitute an Event of Default has happened, the Company shall, forthwith give notice thereof to the Beneficial Owners(s)/Trustee, in writing, specifying the nature of such Event of Default or of such event.

13.4	All expenses incurred by the Debenture Holders/Debenture Trustee after an Event of Default has occurred in connection with:-

(a)	preservation of the Secured Assets (whether then or thereafter existing); and

(b)	collection of amounts due under this Agreement.

shall be payable by the Company.

14.	ENFORCEMENT OF SECURITY

At any time after the Debentures or any of them have become repayable and have not been repaid, the Trustee may at its discretion institute such proceedings against the Company as it may think fit to enforce repayment thereof together with accrued interest and all other monies payable in respect thereof but it shall not be bound to take any such proceedings unless -

(a)	The Trustee is so requested in writing by the applicable Majority Debenture Holder(s)/Beneficial Owners;

(b)	Sufficient monies are advanced by the Debenture Holders/Beneficial Owners to the Trustee for enforcement of their rights and security; and

(c)	The Trustee is indemnified to its satisfaction by the applicable Majority Debenture Holder(s).

15.	TRUST OF THE MORTGAGED PREMISES

The Mortgaged Premises shall be and remain security to the Trustee for the due repayment of the principal amount of the Debentures, together with all other monies payable under the Debentures and these presents intended to be hereby secured and the Trustee shall permit the Company, until the happening of one or more of the events upon the happening of which the security hereby constituted shall become enforceable as herein provided, to hold and enjoy the Specifically Mortgaged Premises and to carry on therein and therewith the business authorised by the Memorandum of Association of the Company and upon the happening of any such event the Trustee may (but subject to the provisions as applicable) in their discretion, and shall, upon request in writing of the holders of Debentures, enter upon or take possession of and/or receive the rents, profits and income of the Specifically Mortgaged Premises or any of them or any part thereof and subject to and with the rights conferred on them by Clause 12 hereof may at their discretion and shall upon request of the Debenture Holder(s)/Beneficial Owner(s) as mentioned above (subject to the provisions of section 69 of the Transfer of Property Act, 1882) sell, call in, collect and convert into monies the same or any part thereof with full power to sell any of the Specifically Mortgaged Premises either by public auction or private contract and either for a lump sum or a sum payable by instalments or for a sum on account and a mortgage or charge for the balance and with full power upon every such sale to make any special or other stipulations as to title or evidence or commencement of title or as to the removal of any property which may be sold separately or otherwise as the Trustee shall think proper and with full power to buy in or rescind or vary any contract for sale of the Specifically Mortgaged Premises or any part thereof and to re-sell the same without being responsible for any loss which may be occasioned thereby and with full power to compromise and effect compositions and for the purposes aforesaid or any of them to execute and do all such acts, assurances and things as they shall think fit PROVIDED ALWAYS that before making any such entry or taking possession as aforesaid or making any sale, calling in, collection or conversion under the aforesaid power in that behalf (hereinafter referred to as the “Power of Sale”), the Trustee shall give written notice of their intention to the Company. But the Trustee shall not be bound to give any such notice in any case where they shall certify, either before or after entry, that in their opinion further delay would imperil the interests of the Debenture Holder(s)/Beneficial Owner(s), or in any case where an order or resolution for the winding up of the Company shall have been made or passed. The Trustee shall not exercise the Power of Sate if in the case of such power arising by reason or any default in payment of any monies due in respect of the principal together with redemption premium, if any, or interest, the Company shall prove to the Trustee the payment of monies so in arrears within three months next after the notice has been given or if in the case of such power arising by reason of any provision as herein stated the Company shall, within 7 (seven) days of the receipt of a notice, remove, discharge or pay out any distress, execution or process or fully perform the covenants, conditions or provisions breached, if capable of being performed, or make good the breach thereof, or pay adequate compensation for such breach to the satisfaction of the Trustee and any compensation so paid to the Trustee shall be deemed to be part of the Specifically Mortgaged Premises.

All the powers and provisions contained in or implied by these presents shall, notwithstanding anything contained herein or arising by virtue thereof or except in consultation with the Trustee, be subject and pari passu to those of the existing mortgages referred to hereinabove (hereinafter referred to as “the existing mortgages”) and the same shall not be exercised or enforced by the Trustee hereunder so as to in anyway prejudice the rights and interests of the existing mortgages under their existing securities and except with the prior approval and consent of the existing mortgagees.

16.	TRUST OF PROCEEDS OF SALE/ REALISATION OUT OF THE MORTGAGED PREMISES

The Trustee shall hold UPON TRUST the monies, received by them or the Receiver in respect of the Mortgaged Premises or any part thereof arising out of:-

(a)	any sale, calling in, collection or conversion under the Power of Sale;

(b)	income, rent or profits arising in respect of the Mortgaged Premises;

(c)	policy or policies of insurance in respect of the Mortgaged Premises;

(d)	compensation money in respect of any acquisition and requisition or nationalisation or take-over of the management of the Company; and

(e)	any other realisation whatsoever;

and they shall, in the first place, by and out of the said monies reimburse themselves and pay, retain or discharge all the costs, charges and expenses incurred in or about the entry, appointment of Receiver, calling in, collection, conversion or the exercise of the powers and trusts under these presents, including their, and the Receiver’s remuneration as herein provided, and shall apply the residue of the said monies subject to the rights of the mortgagee as may be provided in a separate arrangement to be entered into between them and the Trustee:

FIRSTLY in or towards payment to the Debenture Holder(s)/ Beneficial Owner(s), pari passu, of all arrears of interest including compound interest (which shall be deemed to accrue due from day to day) remaining unpaid on the Debentures held by them;

SECONDLY in or towards payment to the Debenture Holder(s)/ Beneficial Owner(s), pari passu, of all principal amounts owing on the Debentures held by them and whether the said principal amounts shall or shall not then be due and payable;

THIRDLY in or towards payment of the surplus (if any) of such monies to the person of persons entitled thereto:

Provided that, if the Trustee acting on the instructions of the Majority Debenture Holder(s), are of the opinion that it is expedient to do so, payments may be made on account of principal before the whole or part of the interest due on the Debentures has been paid off, but such alteration in the order of payment of principal together with interest herein prescribed shall not prejudice the right of the Debenture Holder(s)/Beneficial Owner(s) to receive the full amount to which they would have been entitled if the ordinary order of payment had been observed or any less amount which sum ultimately realised from the security may be sufficient to pay.

The Trustee shall not be affected by any notice, express or implied, of the right, title or claim of any Person to the said monies other than the Debenture Holder(s).

17.	POWER TO ACCUMULATE PROCEEDS OF SALE

If, the amount of the monies at any time apportion able under Clause 16 hereof shall be less than 10% (ten percent) of the nominal amount of the Debentures then outstanding, the Trustee may, at their discretion, invest such monies in any one of the investments herein authorised with power, from time to time, at its discretion to vary such investments and such investments with the resulting income thereof may be accumulated until the accumulations together with any other fund for the time being under the control of the Trustee and available for the purpose shall amount to a sum sufficient to pay 10% (ten percent) of the Debentures then outstanding and the accumulations and funds shall be applied in the manner aforesaid. Provided that the Trustee shall not be liable for any loss which may be occasioned by any investment or variation thereof made by them pursuant to this Clause.

18.	NOTICE BEFORE PAYMENT

The Trustee shall give not less than 15 days notice to the Debenture Holder(s)/ Beneficial Owners(s) of the Debentures under Clauses 16 and 17 hereof and after the day so fixed the Debenture Holder(s)/Beneficial Owners(s) of each outstanding Debenture shall be entitled (subject to the provision in Clause 16 hereof) to interest on the balance only (if any) of the principal moneys due on such Debentures held by them after deducting the amount (if any) payable in respect of the principal thereof on the day so fixed.

19.	MEMORANDUM OF PART SATISFACTION

Upon any payment under Clause 16 and 17 above, not amounting to complete payment of all principal amounts and interest due thereon, the Debentures in respect of which payment is made shall be produced to the Trustee who shall cause a memorandum of the amount and date of payment to be endorsed thereon. The Trustee may in their discretion, dispense with the production and endorsement of Debentures as aforesaid, in any special case upon such indemnity as the Trustee may think fit.

20.	RECEIPT OF DEBENTURE HOLDER(S)

The receipt of each holder/owner of the Debentures or if there be more than one holder(s)/owner(s) of any such Debentures, then the receipt of any one of such holder(s)/owner(s) or of the survivors or survivor for the principal monies and interest payable in respect of each of such Debenture shall be a good discharge to the Trustee.

21.	SURRENDER OF DEBENTURE CERTIFICATE ON PAYMENT

Debentures owned in Electronic (Dematerialised) Form

For payment to the Debenture Holders/Beneficial Owner(s) in full discharge of all principal moneys and interests due upon their Debentures, the Company shall make the payment of principal amount to the Debenture Holders /Beneficial Owner(s) of Debentures or to any subsequent transferee who are entitled to receive the payment on the due date of redemption on receipt of the necessary corporate debit action from the Debenture Holder. The Trustee and /or the Debenture Holders further agree to sign and execute any such document as may be required by the Company, after mutual agreement on the content of the same, evidencing the due payment of all the amounts due under the Debentures by the Company to the Trustee/ Debenture Holders, as the case may be.

22.	REPURCHASE AND REISSUE OF DEBENTURES

The Company will have the power, as provided for under the Act exercisable at its absolute discretion from time to time to repurchase some or all the Debenture(s) at any time prior to the Final Redemption Date.

The Debentures which are in dematerialised form, can be repurchased by the Company through its beneficiary demat account as per the norms prescribed by NSDL and CDSL. This right does not construe a call option. In the event of the Debenture(s) being bought back, or redeemed before maturity in any circumstance whatsoever, the Company shall be deemed to always have the right, subject to the provisions of the Act, to re-issue such debentures either by re-issuing the same debenture(s) or by issuing other debentures in their place.

The Company may also, at its discretion, at any time purchase Debenture(s) at discount, at par or at premium in the open market. Such Debenture(s) may, at the option of Company, be cancelled, held or resold at such price end on such terms and conditions as the Company may deem fit and as permitted by law.

23.	DEBENTURES FREE FROM EQUITIES

The Debenture Holder(s)/Beneficial Owner(s) will be entitled to their Debentures free from equities or cross claims by the Company against the original or any intermediate holders thereof.

24.	POWER OF THE TRUSTEE TO INVEST UNCLAIMED AMOUNT

After provision for payment and satisfaction of the Debentures is made by the deposit in a scheduled bank as aforesaid, the Trustee may invest the same in any of the investments herein authorised.

25.	TRUSTEE RIGHT TO CARRY ON BUSINESS

On the happening of any Event of Default and upon the Security hereby constituted becoming enforceable and after the Trustee shall have made entry or taken possession of the Mortgaged Premises and until the Mortgaged Premises shall be sold, called in, collected or converted under the Power of Sale as mentioned in Clause 15 hereinabove, the Trustee may, if they shall think fit so to do but not otherwise, either themselves carry on and manage the business of the Company in and with the Mortgaged Premises or appeal a Receiver to carry on and manage the same and the Trustee or the Receiver may manage and conduct the same as they shall in their discretion think fit.

The Trustee or the Receiver so appointed may for the purpose of carrying on the said business and manage the Mortgaged Premises in terms of Clause 25 shall be entitled to do all or any of the following acts and things viz.-

(a)	Employ or remove such experts, officers, agents, managers, clerks, accountants, servants, workmen and others and upon such terms with such salaries, wages or remuneration as the Trustee or the Receiver shall think proper;

(b)	repair and keep in repair the buildings and other property comprised in the mortgaged premises;

(c)	insure all or any of the Mortgaged Premises of an insurable nature against lose or damage by tire and against such other risks in such sum or sums as the Trustee or the Receiver shall think fit;

(d)	Settle, arrange, compromise and submit to arbitration any account, claims, questions or dispute whatsoever which may arise in connection with the said business or the Mortgaged Premises or in any way relating to the security and execute release other discharges in relation thereto;

(e)	Bring, take, defend, compromise, submit to arbitration and discontinue any actions, suits or proceedings whatsoever, civil or criminal, in relation to any portion of the Mortgaged Premises;

(f)	Subject to such consent as may be necessary demise or let our sub let or under let the Mortgaged Premises or any part or parts thereof for such terms at such rents and generally in such manner and upon such conditions and stipulations as the Trustee or the Receiver shall think fit;

(g)	Assent to the modification of any contracts or arrangements which may be subsisting in respect of any of the Mortgaged Premises and, in particular the terms of any concession or licences for the time being held; and

(h)	Execute and do all such acts, deeds and things as to the Trustee or the Receiver may appear necessary or proper for or in relation to any of the purposes aforesaid.

The Trustee or the Receiver so appointed may for any of the purposes aforesaid do or cause to be done all such acts and things respecting the business and the Mortgaged Premises and had carried on the said business as the Trustee/Receiver could do or cause to be done if the Trustee/Receiver had the absolute possession of the Mortgaged Premises without being answerable for any loss or damage which may happen thereby.

26.	POWER OF TRUSTEE TO BORROW

The Trustee may, with the consent in writing of the Majority Debenture holder(s)/ Owner(s) or by a special resolution duly passed at a meeting of Debenture Holder(s)/Beneficial Owner(s) convened in accordance with the provisions set out in the Fourth Schedule hereunder written, raise or borrow moneys on the security of the Mortgaged Premises or any part thereof ranking pari passu with or subservient to these presents as the Trustee

(a)	for the purpose of making any payment under or by virtue of these presents; or

(b)	in relation to the exercise or any powers, duties or obligations of the Trustee or the Receiver; or

(c)	otherwise In relation to the Mortgaged Premises or these presents; or

(d)	for the purpose of paying off or discharging any mortgages or charges for the time being on the Mortgaged Premises or any part thereof; or

(e)	any costs, charges and expenses which shall be incurred by the Trustee under or by virtue of these presents.

The Trustee may raise and borrow such moneys as aforesaid at such rate or rates of interest and generally on such terms and conditions as the Trustee shall think fit.

27.	POWER OF TRUSTEE TO APPOINT RECEIVER

Subject to the provisions of section 69A of the Transfer of Property Act, 1882, and to such of the provisions of law as may, for the time being, be applicable the Trustee, at any time after the security hereby constituted becomes enforceable and whether or not the Trustee shall then have entered into or taken possession of the Mortgaged Premises and in addition to the power hereinbefore conferred upon the Trustee after such entry into or taking possession may in writing appoint any officer(s) of the Trustee or any other person(s) as Receiver(s) of the Mortgaged Premises or any part thereof and remove any Receiver(s) so appointed and appoint any such other person(s) in his or their stead and unless the Trustee shall otherwise prescribe in writing such Receiver(s) shall have all the powers hereinbefore conferred upon the Trustee. All the provisions and powers hereinbefore declared in respect of a Receiver appointed by the Trustee after entering into or taking possession by the Trustee shall apply to a Receiver appointed before entering into or taking possession by the Trustee and in particular such Receiver shall be deemed to be the agent of the Company which shall be solely responsible for his acts and defaults and for his remuneration. In addition to the foregoing, the following provisions shall also apply to such Receiver:-

(a)	Appointment before or after possession:

Such appointment may be made either before or after, the Trustee shall have entered into or taken possession, of the Mortgaged Premises or any part thereof.

(b)	Receiver to be invested with powers by Trustee:

Such Receiver may be invested by the Trustee with such powers and discretions including powers of management as the Trustee may think expedient.

(c)	Receiver to exercise powers vested in Trustee:

Unless otherwise directed by the Trustee the Receiver shall have and may exercise all the powers and authorities vested in the Trustee.

(d)	Receiver to confirm to regulations made by Trustee:

The Receiver shall, in the exercise of his powers, authorities and discretion’s, conform to the regulations and directions made and given by the Trustee from time to time.

(e)	Receiver’s remuneration:

The Trustee may, from time to time, fix remuneration of the Receiver and direct payment thereof out of the Mortgaged Premises, but the Company alone shall be liable for the payment of such remuneration.

(f)	Receiver to give security:

The Trustee may, from time to time and at any time, require the Receiver to give security for the due performance of his duties as such Receiver and may fix the nature and the amount of the security to be given, but the Trustee shall not be bound in any case to require any such security.

(g)	Receiver to pay the monies:

Unless otherwise directed by the Trustee all monies from time to time received by such Receiver shall be paid over to the Trustee to be held by them UPON TRUST herein declared of and concerning the monies arising from any sale, calling in, collection or conversion.

(h)	Trustee may pay monies to Receiver:

The Trustee may hand over to the Receiver any monies constituting part of the Mortgaged Premises to the extent that the same may be applied for the purposes hereof by such Receiver and the Trustee may, from time to time, determine what funds the Receiver shall be at liberty to Keep in hand with a view to the performance of his duties as such Receiver.

(i)	Receiver’s power to borrow on Mortgaged Premises:

Subject as provided herein the Receiver may for the purpose of carrying on the business of the Company as mentioned in (b) above, for defraying any costs, charges, losses or expenses (including his remuneration) which shall be incurred by him in exercise of the powers, authorities and discretion vested in him and for all or any of the purposes raise and borrow monies on the security of the Mortgaged Premises or any part thereof at such rate or rates of interest and generally on such terms and conditions as he may think fit.

(j)	Receiver Agent of the Company:

Every Receiver shall be the agent of the Company for all purposes and the Company alone shall be responsible for his acts and defaults, losses or misconduct and liable on any contract or engagement made or entered into by him and for his remuneration and the Trustee and the Debenture Holder(s)/ Beneficial Owner(s) shall not incur any liability or responsibility therefor by reason of their making or consenting to his appointment as such Receiver.

(k)	Applicability of Transfer of Property Act, 1882:

Subject as aforesaid the provisions of the Transfer of Property Act, 1882 and the powers thereby conferred on a mortgagee or Receiver shall, so far as applicable, apply to such Receiver.

28.	INVESTMENT OF CAPITAL MONIES

Subject as aforesaid, the Trustee shall Invest the net capital monies referred to In Clause 12 hereof upon some or one of the investments hereinafter authorised or place the same upon deposit or in current account in the name of the Trustee with any scheduled bank or banks with power from time to time at their discretion to vary such investments and with power from time to time at their discretion to resort to any such investments for any of the purposes for which such proceeds are under these presents authorised to be expended. And subject as aforesaid the Trustee shall sland possessed of the said investments UPON TRUST until the Power of Sale shall arise to pay the income thereof and any net monies in the nature of income arising to the Company and after the Power of Sale shall have arisen shall hold the said Investments and monies and the income thereof respectively and the net monies in the nature of Income UPON AND FOR TRUSTS and purposes hereinbefore expressed concerning the monies to arise from any sale, calling in, collection and conversion made as aforesaid, provided always that in default of such Power of Sale arising and after payment and satisfaction of all monies intended to be secured by these presents the said investment monies and income thereof and net monies as aforesaid shall be held in trust for the Company or its assigns.

29.	APPOINTMENT OF NOMINEE DIRECTOR

The Debenture Holder(s) and the Trustee shall have the right to appoint a nominee director as per the SEBI (Debenture Trustee) Regulations, 1993 on the Board of the Company (“Nominee Director”) in the event of:

(a)	two consecutive defaults in payment of interest to the Debenture Holder(s); or

(b)	default in creation of Security for Debentures within the stipulated time frame in terms of Transaction Documents; or

(c)	default in Redemption of Debentures on the Redemption Date in terms of the Transaction Documents.

The Nominee Director shall not be liable to retire by rotation nor required to hold any qualification shares. The Company shall appoint the Nominee Director forthwith on receiving a nomination notice from the Trustee. The Nominee Director shall be appointed on all key committees of the Board of Directors of the Company. The Company shall take all steps necessary to amend its Articles of Association, if necessary to give effect to the above provision. It shall always be the duty of the Trustee to ensure that such a Nominee Director is a person eligible to be appointed on the Board of the Company within the parameters of the prevailing rules and regulation including without limitations the provisions of the Act.

30.	AUTHORISED INVESTMENTS

Any monies which are under the trust or powers herein contained ought to be Invested by the Trustee may be invested in the name of the Trustee in any of the Investments by law authorised for Investment or Trust monies for the time being in force in India (“Authorised Investments”) with power to vary and transpose such Investments and in so far as the same shall not be invested shall be placed on deposit in the name of the Trustee in scheduled bank or banks.

31.	POWER OF TRUSTEE UPON EXECUTION BEING LEVIED

In addition to the powers hereinbefore given, the Trustee may enter into or take possession of and hold or appoint a Receiver to take possession of and hold any part or parts of the Mortgaged Premises which may at any time appear to them to be in danger of being taken under any process of law by any creditor of the Company or be otherwise in Jeopardy and where a Receiver is appointed under this Clause the provisions of Clauses 28 and 29 hereof shall apply mutatis mutandis and the Trustee may at any time give up possession or discharge the Receiver.

32.	TRUSTEE AND RECEIVER NOT LIABLE TO ACCOUNT AS MORTGAGEES IN POSSESSION

The Trustee shall not, nor shall any Receiver as aforesaid, be liable by reason of the Trustee or such Receiver entering into or taking possession of the Mortgaged Premises or any part or parts thereof to account as mortgagees in possession or for anything, except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee in possession might be liable.

33.	TRUSTEE MAY GIVE UP POSSESSION

and when the Trustee shall have made an entry unto or taken possession of the Mortgaged Premises under the powers conferred upon the Trustee by these presents, the Trustee, with the authority of a Special Resolution of the Debenture holder(s) /Beneficial Owner(s) passed at a meeting convened in accordance with the provisions set out in the Fourth Schedule hereunder written or with the consent in writing of the holder(s)/owner(s) of Debentures representing not less than three-fourths in value of the nominal amount of the Debentures for the time being outstanding may at any time afterwards give up possession of the Mortgaged Premises or any of them or any part or parts thereof to the Company either unconditionally or upon such terms and conditions as may be specified in such resolution or consent.

34.	APPLICATION OF MONIES FROM BUSINESS

The Trustee shall, out of the monies received by the Trustee in carrying on the business as mentioned in Clause 27 above and out of the rents, profits and income of the Mortgaged Premises, pay and discharge the costs, charges and expenses incurred in carrying on the business including the remuneration of the Receiver, If any, and in the management of the Mortgaged Premises or in the performance or exercise or the attempted performance or exercise of the powers and duties under these presents and all other outgoings which the Trustee or Receiver shall think fit to pay and shall pay and apply the residue of the said receipts, rents, profits and monies in the manner hereinbefore provided with respect to the monies arising from any sale or conversion under the Power of Sale or conversion under these presents.

35.	WHEN TRUSTEE MAY INTERFERE

Until the happening of any of the Event(s) of Default set out in Clause 13 above the Trustee shall not be in any manner required, bound or concerned to interfere with the management or the affairs of the Company or its business or the custody, care, preservation or repair of the Mortgaged Premises or any part thereof.

36.	COMPANY TO KEEP RECORDS OF DEBENTURE HOLDER(S)/BENEFICIAL OWNERS(S)

36.1	Register of Debenture Holder(s)

The Company shall as required by the Act, keep at its registered office/ corporate office a Register of the Debenture Holder(s) holding Debentures in physical form showing (a) the name and address and the occupation, if any, of each holder, (b) the amount of the Debentures held by each holder distinguishing each Debenture by its number and the amount paid or agreed to be considered as paid on those Debentures, (c) the date on which each person was entered in the Register as a Debenture Holder, (d) the date on which any person ceased to be a Debenture Holder, and (e) the subsequent transfers and changes of ownership thereof.

The Debenture Trustee and/or the Debenture Holder(s) or any of them or any other person shall, as provided in Section 94 of the Act, be entitled to inspect the said Register and to take copies of or extracts from the same or any part thereof during usual business hours. The Register may be closed by the Company at such time and for such periods as it may think fit in accordance with the provisions of the Act after giving not less than 7 days previous notice by advertisement in some newspaper circulating in the district in which the Company’s registered office is situate. No transfer will be registered during such period when the register of Debenture Holder(s) remains closed.

36.2	List of Beneficial Owner(s)

The Company shall request the Depository viz., NSDL and/or CDSL, as the case may be, to provide a List of Beneficial Owner(s) showing (a) the name and address and the occupation, if any, of each holder, (b) the amount of the Debentures held by each holder distinguishing each Debenture by its number and the amount paid or agreed to be considered as paid on those Debentures, (c) the date on which each person was entered in the list as a Debenture holder, (d) the date on which any person ceased to be a Debenture holder, end (e) the subsequent transfers and changes of ownership thereof, as at the end of day 1 day prior to the start of the book closure period. This shall be the list which shall be considered for payment of interest, repayment of principal and amortisation.

37.	COMPANY TO ISSUE DEBENTURE CERTIFICATES

In Dematerialised Form

The Company shall immediately on allotment of Debentures take reasonable steps to credit the beneficiary account of the Beneficial Owner(s) with NSDL or CDSL Depository Participant as mentioned in the application form, with the number of Debentures allotted.

38.	COMPANY’S REPRESENTATION AND COVENANTS

38.1	Representations

On the date hereof and on every redemption payment and coupon payment date, the Company makes the representations and warranties to the Trustee as set out in Fifth Schedule (Representations and Warranties) hereto.

38.2	Covenants and Undertakings

The Company agrees and undertakes to abide by the covenants and undertakings set out in Sixth Schedule (Covenants and Undertakings) at all times until the Secured Obligations have been duly discharged.

39.	DEBENTURE REDEMPTION RESERVE

The Company shall maintain a reserve to be called the “Debenture Redemption Reserve” as per the provisions of Section 71 of the Companies Act, 2013 read with Rule 18 of the Companies (Share Capital and Debentures) Rules, 2014 and the SEBI Regulations. The Company shall submit to the Trustee a certificate duly certified by the statutory auditors certifying that the Company has transferred suitable sum to the Debenture Redemption Reserve at the end of each of financial year as per the Applicable Law.

The Company hereby agrees and undertakes that, if during the currency of this presents, any further guidelines are formulated (or modified or revised) by the central government of any other statutory or regulatory authority in respect of creation of Debenture Redemption Reserve and investment of the monies tying therein, the Company shall abide by such guidelines and execute all such supplemental letters, agreements and deeds of modifications as may be required by the Debenture Holder(s)/ Beneficial Owner(s) or the Trustee.

40.	CLAIM FOR COMPENSATION MONIES

In the event of a Governmental Authority taking over the management of the Company and/or the Mortgaged Premises and/or in the event of nationalisation of the Company or its business or a moratorium being passed or in case the running of the business of the Company or its management or control is taken away either as part of any unemployment relief scheme or for any other reason whatsoever, or under the provisions of the industries (Development and Regulation) Act, 1951 or under any other Applicable Law, the Trustee shall be entitled to receive the whole of the compensation to which the Company shall be entitled and to apply the same or a sufficient portion thereof in accordance with provisions set out in Clause 16 above and all monies secured hereunder shall become immediately payable and the security created hereunder shall become enforceable.

41.	PURCHASERS AND PERSONS DEALING WITH TRUSTEE NOT PUT ON ENQUIRY

No purchaser, mortgagor, mortgagee or other person dealing with the Trustee or any Receiver appointed by them or their attorneys or agents shall be concerned to inquire whether, the power exercised or purported to be exercised has become exercisable or whether any money remains due on the Security of these presents or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall have been made or otherwise as to the propriety or regularity of any sale, calling in, collection or conversion or to see to the application of any money paid to the Trustee or Receiver and in the absence of mala fides on the part of such purchaser, mortgagor, mortgagee or other person such dealing shall be deemed, so far as regards the safety and protection of such person to be within the powers hereby conferred and be valid and effectual accordingly and the remedy of the Company or its assigns in respect of any impropriety or irregularity whatsoever in the exercise of such power shall be in damages only.

42.	RECEIPT OF TRUSTEE TO BE EFFECTUAL DISCHARGE

Upon any such sale, calling in collection or conversion as aforesaid and upon any other dealing or transaction under the provisions herein contained the receipt of the Trustee for the purchase money of any of the Mortgages Premises sold and for any other monies paid otherwise howsoever to them shall effectually discharge the purchaser or purchasers or person paying the same share from and from being concerned to see to the application or being answerable for the loss or misapplication or non application thereof.

43.	APPLICATION TO COURT

The Trustee may at any time after the security hereby constituted becomes enforceable apply to the Court for an order that the powers and trusts hereof be exercised and carried into execution under directions of the Court and for the appointment of a Receiver(s) and manager of the Mortgaged Premises or the Secured Assets or any of them and for any other order in relation to the execution and administration of the powers and trusts hereof as the Trustee shall deem expedient and they may assent to or approve of any application to the Court made at the instance of any of the Debenture Holder(s)/Beneficial Owner(s) and shall be indemnified by the Company against all costs, charges and expenses incurred for or in relation to any such application or proceeding.

44.	LIMITATION OF LIABILITIES OF TRUSTEE

In addition to the other powers conferred on the Trustee and provisions for their protection, and not by way of limitation or derogation of anything in these presents contained nor of any statute limiting the liability of the Trustee, IT IS EXPRESSLY DECLARED as follows:-

(a)	The Trustee may, in relation to these presents, act on the opinion or advice of or any information obtained from any solicitor, counsel, advocate, valuer, surveyor, broker, auctioneer, qualified accountant or other expert whether obtained by the Company or by the Trustee or otherwise and shall not be responsible for any loss occasioned by so acting. Any such advice, opinion or information and any communication passing between the Trustee and their representative or attorney or a receiver appointed by them may be obtained or sent by letter, cablegram, telex or telephonic massage and the Trustee, their representative or attorney or the receiver shall not be liable for acting on any advice, opinion or information purporting to be conveyed by any such letter, cablegram, telex or telephonic message although the same shall contain some error or shall not be authentic;

(b)	The Trustee shall be at liberty to accept a certificate signed by any one of the directors of the Company as to any act or matter prime facie within the knowledge of the Company as sufficient evidence thereof and a like certificate that any property or assets are in the opinion of the director so certifying worth a particular sum or suitable for the Company’s purpose or business as sufficient evidence that it is worth that sum or so suitable and a like certificate to the effect that any particular dealing or transaction or step or thing is in the opinion of the director so certifying expedient as sufficient evidence that it is expedient and the Trustee shall not be bound in any such case to call for further evidence or be responsible for any loss that may be occasioned by their falling to do so. However if the Trustee has cause to believe that any certificate received has errors and wrongful facts, then the Trustee shall cause an independent verification of the same;

(c)	The Trustee may accept, without inspection, inquiry or requisition, such title as the Company may have to the Mortgaged Premises and shall not be bound or concerned to examine or inquire into or be liable for any defect in or any insufficiency of those presents or in or of the title to the Mortgaged Premises or any part thereof or the description thereof in the First Schedule hereunder written or anything relating thereto and they shall not be in anyway be liable for accepting such title as the Company has to the Mortgaged Premises notwithstanding any defects which may exist therein and objection which can be made thereto and the Trustee shall not be in anywise concerned to see that any title deeds that may be handed over to the Trustee consillute the entirety of the title deeds relating to the Mortgaged Premises nor shall they be responsible for any loss or damage occasioned by the fact that all the title deeds were not handed over to the Trustee or are not in the possession of and held by the Trustee. This however shall not be applicable in the event any loss or damage (save and except if the loss or damage is caused due to Force Majure, Act of God or any event beyond the control of Trustee) is caused to title deeds deposited with the Trustee due to gross negligence or willfull misconduct of the Trustee and to such a limited extent the Trustee shall indemnify, and keep indemnified the Company from and against any actions, claims cost, damage and demands that may arise as against the Company by reason of such loss or damage;

(d)	Subject to the provisions of section 71(7) of the Act and Rule 18 (3) of the Companies (Share Capital and Debentures) Rules, 2014, the Trustee shall not be responsible for the consequences of any mistake, oversight or error of judgment or forgetfulness or want of prudence on their part or on the part of any attorney, receiver or any person appointed by them and shall not be responsible for any misconduct on account of any person appointed by them or be bound to supervise the proceedings of any such appointee;

(e)	The Trustee shall be responsible for acts and omissions of its employees performed during the normal course of its business;

(f)	The Trustee shall not be bound to give notice to any person of the execution hereof or to see to the performance or observance of any of the obligations hereby Imposed on the Company or in any way to interfere with the conduct of the Company’s business unless and until the Security hereby constituted or the rights under the Debentures shall have become enforceable and the Trustee shall have determined to enforce the same;

(g)	Subject to the provisions of Clause 43 (c) above, the Trustee shall be at liberty to keep these presents and all deeds and other documents of title relating to any of the properties charged/ to be charged to the Trustee at their registered office or elsewhere or if the Trustee so decide with any banker or company whose business includes undertaking the safe custody of documents or with an advocates or firm of solicitors and the Trustee shall not be responsible for any loss incurred in connection with any such deposit and the Trustee may pay all sums required to be paid on account of or in respect of any such deposit;

(h)	The Trustee shall not be bound to take any steps to ascertain whether any event of default has happened upon the happening of which the Security for the Debentures or the rights under the Debentures becomes enforceable unless the Debenture Trustee has actual knowledge of such Event of Default. In the event the Trustee has actual knowledge of certain facts which would consequently result in an Event of Default, the Trustee shall immediately inform the Debenture Holders and declare an Event of Default upon their instruments;

(i)	The Trustee shall, as regards, all trusts, powers, authorities and discretion’s, have absolute and uncontrolled discretion, in consultation with Debenture holder(s)/Beneficial Owner(s), as to the exercise thereof and to the mode and time of exercise thereof and in the absence of fraud shall not be responsible for any loss, costs, charges, expenses or inconvenience that may result from the exercise or non exercise thereof and in particular they shall not be bound to act at the request or direction of the Debenture Holder(s)/Beneficial Owner(s) under the provisions of these presents unless sufficient monies shall have been provided or provision to the satisfaction of the Trustee made for providing the same and the Trustee are indemnified to their satisfaction against all further costs, charges, expenses and liability which may be incurred in complying with such request or direction;

(j)	With a view to facilitating any dealing under any provisions of these presents the Trustee shall have lull power to consent (where such consent is required) to a specified transactions or class of transactions conditionally;

(k)	The Trustee shall not be responsible for the monies paid by applicants for the Debentures or be bound to see to the application thereof;

(l)	The Trustee shall not be responsible for acting upon any resolution purporting to have been passed at any meeting of the Debenture Holder(s)/Beneficial Owner(s) in respect whereof minutes have been made and signed even though it may subsequently be found that there was some defect in the constitution of the meeting or the passing of the resolution or that for any reason the resolution was not valid or binding upon the Debenture holder(s)/Beneficial Owner(s);

(m)	Without prejudice to the rights to Indemnify by law given to the Trustee, the Trustee and every receiver, attorney, manager appointed by them shall subject to the provisions of the Act be entitled to be indemnified out of properties charged/to be charged to the Trustee in respect of all liabilities and expenses incurred by them or him in the execution or purported execution of the powers and trusts thereof including liabilities and expenses consequent to any mistake, oversight, error of judgement, forgetfulness or want of prudence on the part of the Trustee or any such appointee and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in anywise relating to the properties charged/to be charged to the Trustee and the Trustee may retain and pay out of any monies in their hands the amount of any liabilities and expenses necessary to effect such indemnity and also remuneration of the Trustee as herein provided and the Trustee shall have a lien on the properties charged/to be charged to the Trustee for all money payable to them arising out of or in connection with these presents or the issue of the debentures;

(n)	The Trustee shall have full power, in consultation with Debenture Holder(s)/Beneficial Owner(s), to determine all questions and doubts arising in relation to any of the provision of these presents and every such determination bona fide made (whether or not the same shall relate wholly or partially to the acts or proceedings of the Trustee) shall be conclusive and binding upon all persons interested under these presents;

(o)	The Trustee and its employees shall not be liable for anything whatsoever except a breach of trust knowingly and intentionally committed by the Trustee;

(p)	The Trustee and its employees shall not be liable for any default, omission or delay in performing or exercising any of the powers or trusts expressed in these presents or contained or any of them or in enforcing the covenants contained therein or any of them or in giving notice to any person or persons of the execution thereof or in taking any other steps which may be necessary, expedient or desirable for the purpose of perfecting or enforcing the security for the Debentures or for any loss or injury which may be occasioned by reason thereof unless the Trustee shall have been previously requested by notice in writing to perform, exercise or do any of such steps as aforesaid by the Debenture Holder(s) representing not less than three-fourths of the nominal amount of the Debentures for the time being outstanding or by a Special Resolution duly passed at a meeting of the Debenture Holder(s)/Beneficial Owner(s) and the Trustee shall not be bound to perform, exercise or do any such acts, powers or things or to take any such steps unless and until sufficient moneys shall have been provided or provision to the satisfaction of the Trustee made for providing the same by or on behalf of the Debenture Holder(s)/Beneficial Owner(s) or some of them in order to provide for any costs, charges and expenses which the Trustee may Incur or may have to pay in connection with the same and the Trustee are indemnified to their satisfaction against all further costs, charges, expenses and liabilities which may be incurred in complying with such request.

PROVIDED NEVERTHELESS that nothing contained in this clause shall exempt the Trustee from or indemnify them against any liability for breach of trust nor any liability which by virtue of any rule or law would otherwise attach to them in respect of any gross negligence, or wilful default which they may be guilty in relation to their duties thereunder; and

(q)	The Trustee do not make any representation and warranty as to the adequacy of the security for the Debentures.

45.	POWER OF COMPANY TO WITHDRAW PROPERTY ON SUBSTITUTING OTHER PROPERTY

The Company shall be at liberty at any time during the continuance of these presents, with the prior permission in writing of the Trustee and Debenture holder(s)/Beneficial Owner(s), to withdraw any of the Mortgaged Premises from such of the trusts, powers and provisions hereof as exclusively relate to the Mortgaged Premises upon substituting other property whether of the same or greater than the value of the property proposed to withdrawn. But before the Trustee permit the Company to withdraw any property under this clause, the Company must prove to the satisfaction of the Trustee that the property proposed to be substituted for the same is of a value equal to or greater than the value of the property proposed to be withdrawn and that such property is suitable for the purpose of business of the Company and upon such proof being given, must convey or assign or cause to be conveyed or assigned such properly to the Trustee in such manner as they shell direct UPON THE TRUSTS hereof relating to the Mortgaged Premises and thereupon the Trustee shall be at liberty to re-convey to the Company or as the Company may direct the property to be withdrawn TO HOLD the same free from such of the trusts, powers and provisions hereof as exclusively relate to the Mortgaged Premises and a declaration in writing signed by the Trustee that the proof aforesaid has been furnished to their satisfaction shall be conclusive evidence in favour of the Trustee and the following provisions shall have the effect that is to say:-

(a)	The Trustee may accept a certificate signed by any one of the directors of the Company to the effect that any such property proposed to be substituted is in his opinion suitable for the purpose of business of the Company as sufficient evidence, of the fact;

(b)	The Trustee shall be at liberty to accept the fact that the Company has been given a specified price for any such property proposed to be substituted, sufficient evidence that the same is worth such price but they may require a written report of a valuer appointed/ approved by them; and

(c)	The Trustee shall not be responsible for any error in any such certificate or valuation or for any loss that may be occasioned by acting thereon and shall be at liberty to accept such title to such hereditaments as the Company shall acquire provided that the Trustee shall be advised that the title so acquired is one which is a reasonably good title or title not likely to be determined.

46.	BREACH OF COVENANT BY THE COMPANY MAY BE WAIVED

The Trustee may, with the consent of all the Debenture Holder(s)/ Beneficial Owner(s), at any time, waive on such terms and conditions as it shall seem expedient, any breach by the Company of any of the covenants and provisions in these presents contained without prejudice to the rights of the Trustee or the Debenture Holder(s)/ Beneficial Owner(s) in respect of any subsequent breach thereof.

47.	POWER OF TRUSTEE TO DELEGATE

The Trustee hereof being a Company may, in the execution and exercise or all or any of the trusts, powers, authorities and discretion vested in them by these presents act by an officer or officers for the time being of the Trustee and the Trustee may also whenever they think it expedient, delegate by power of attorney or otherwise to any such officer all or any of the trusts, powers, authorities and discretion vested in them by these presents and any such delegation may be made upon such terms and conditions and subject to such regulations (including power to sub-delegate) as the Trustee may think fit.

48.	POWER OF TRUSTEE TO EMPLOY AGENTS

The Trustee may, in carrying out the trust business, employ and pay any person to transact or concur in transacting any business and do or concur in doing all acts required to be done by the Trustee including the receipt and payment of moneys and shall be entitled to charge and be paid all usual professional and other charges for business transacted and acts done by them in connection with the trust hereof and also their reasonable charges in addition to the expenses incurred by them in connection with matters arising out of or in connection with these presents including matters which might or should have been attended to in person by the Trustee.

49.	REDRESSAL OF DEBENTUREHOLDER(S)/ BENEFICIAL OWNER(S) DEBENTURE HOLDER(S) GRIEVENCES

The Company shall furnish to the Trustee details of all grievances received from the Debenture Holder(s)/ Beneficial Owner(s) Debenture Holder(s) and the steps taken by the Company to redress the same. At the request of any Debenture Holder(s) Beneficial Owner(s), the Trustee shall, by notice to the Company call upon the Company to take appropriate steps to redress such grievance and shall, if necessary, at the request of any Debenture Holder(s)/ Beneficial Owner(s) representing not less than one-tenth in value of the nominal amount of the Debentures for the time being outstanding, call a meeting of the Debenture Holder(s).

50.	COVENANT FOR RECONVEYANCE

Upon proof being given to the satisfaction of the Trustee that all the Debentures entitled to the benefit of the trusts hereof together all other monies payable thereunder have been paid off or satisfied in accordance with the tenor thereof and upon payment of all principal, together with all interest, premium, costs, charges and expenses and other amounts under this Deed or the Debentures or the Disclosure Document and also the payment of all costs, charges and expenses incurred by the Trustee or by any Receiver in relation to those presents (including the remuneration of the Trustee and of any Receiver and all interest thereon) and upon observance and performance of the terms and conditions and covenants herein contained the Trustee shall at the request and cost of the Company, release, re-assign or reconvey to the Company or as the Company may direct or to such other person entitled thereto the Mortgaged Premises or such part thereof as may remain subject to the security hereby created freed and discharged from the trusts and security hereby created.

51.	MODIFICATIONS TO THESE PRESENTS

The Trustee shall concur with the Company in making any modifications in these presents which in the opinion of the Trustee shall be expedient to make provided that the modification has been approved by a Special Resolution duly passed at a meeting of the Debenture Holder(s)/Beneficial Owner(s), the Trustee shall give effect to the same by executing necessary supplemental deed(s) to these presents.

52.	APPOINTMENT OF TRUSTEE AS ATTORNEYS OF THE COMPANY

The Company hereby irrevocably appoints the Trustee to be the attorneys of the Company in the name and on behalf of the Company to execute, sign and do any deeds, documents, assurances, acts and things which shall in the opinion of the Trustee be necessary or expedient that the Company should execute, sign and do for the purpose of carrying out any of the trusts of obligations declared or imposed upon the Company by these presents or of giving to the Debenture Holder(s)/ Beneficial Owner(s) or to the Trustee on their behalf the full benefit of any of the provisions of these presents and to use the name of the Company in the exercise of all or any of the powers hereby conferred upon the Trustee or any Receiver appointed by them.

53.	NOTICES

(a)	Any notice required to be served on the Trustee may be served by sending through registered post a prepaid letter addressed to the Trustee, in case of present Trustee at its registered office situate at 2nd Floor - E, Axis House, Bombay Dyaing Mills Compound, Pandurang Budhkar Marg, Woril, Mumbai – 400 025 addressed to the Chief Operating Officer and in respect of the successors in office of the Trustee similarly at such address as may be notified by such new Trustee in this behalf;

(b)	Any notice required to be served on the Company may be duly served by sending through post in a prepaid letter at its registered office;

(c)	Any notice may be served by the Company or the Trustee upon the holder(s)/owner(s) of any debentures issued under these presents by sending through post in prepaid letter addressed to such Debenture Holder(s)/ Beneficial Owner(s) at their registered address and any notice so sent by post, shall be deemed to have been duly served on the third day following the day on which it is posted and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and put into post box; and

(d)	Where a document is sent by post, service thereof shall be deemed to be effected by properly addressing and prepaying and posting a letter containing the document provided that if intimation has been given in advance that the documents should be sent under a certificate of posting or by registered post with or without acknowledgement due and a sum sufficient to defray the expenses has been deposited, service of the document shall not be deemed to be effected unless it is sent in the manner so intimated by the Debenture Holder(s)/Beneficial Owner(s).

54.	DISCLOSURE DOCUMENT TO PREVAIL

In the event of any repugnancy or inconsistency between these presents. Disclosure Document or any other agreement or security document or undertaking that the Company may enter into with or execute in favour of the Trustee, the said Disclosure Document will prevail for all purposes and to all intents.

55.	GOVERNING LAW AND JURISDICTION

This Deed is governed by and shall be construed in accordance with the laws of India.

The Parties agree that the courts and tribunals in Mumbai shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed. Only for the purposes of enforcement, the Trustee shall commence legal action or proceeding arising out of jurisdiction where the immovable property is situated.

THE FIRST SCHEDULE ABOVE REFERRED TO

MORTGAGED PREMISES

(Description of Immovable properties situated at Tuticorin)

All that piece or parcel of punja land admeasuring 2 Acres 53 Cents forming part of Re-survey No. 329/2B (Hec. 1.02,5) (old survey No. 74 punja land 5 Acres 2 Cents) of South Veerapandiapuram Village, Ottapldaram Sub Registry. Tulicorin Registration District and is bounded as follows, i.e. to say:-

On or towards the East by: punja land survey No. 328 and boundary of Meelavittan Village;

On or towards the West by: punja land survey No. 329/1;

On or towards the North by: punja land survey No. 329/2A;

On or towards the South by: punja land survey No. 367

THE SECOND SCHEDULE ABOVE REFERRED TO

FINANCIAL COVENANTS AND CONDITIONS

I.	Debentures to rank “pari passu”

The Debentures issued under these presents shall rank pari passu inter se without any preference or priority of one over the other or others of them.

II.	Interest:

The Company shall, until the Debentures are redeemed or paid off, pay to the Debenture Holder(s)/ Beneficial Owner(s), interest on the Debentures or such part thereof as shall remain unpaid for the time being at the rate of 9.36% p.a. payable annually from the Deemed Date of Allotment (“Interest”) during the currency of the Debentures.

(a)	The Interest shall be payable by cheque/demand draft drawn on any scheduled commercial bank falling within the high clearing zone at Mumbai/or any place or through RTGS to the bank;

(b)	PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED that all interest which shall accrue on the outstanding Debentures or any part thereof and for the time being remaining unpaid and all other monies which have become payable under these presents shall in case the same be not paid on the dates on which they accrued due, carry compound interest at monthly rests, at the aforesaid rate will become due and payable over the monies due for the period of default;

(c)	PROVIDED FURTHER THAT the Debentures shall carry additional interest of at least 2% p.a. over and above interest rate payable annually on the Debentures from the Deemed Date of Allotment till creation of security in accordance with the Disclosure Document, to the satisfaction of the Trustee or the Debenture Holder(s)/Beneficial Owners(s). If the security is not created within a period of three months from the date of closure of the issue;

(d)	PROVIDED HOWEVER, in the event of any default in the payment of interest and/or in the redemption of the Debentures and all other monies payable pursuant to this Agreement read with the Disclosure Documents/Prospectus, the Company shall pay to the holder/s of the Debentures, further interest at the rate of 2% per annum over the interest rate for the default in payment of interest, additional interest and/or principal amount till the dues are cleared; and

(e)	Notwithstanding anything to the contrary in any other provision of the Agreement, the penal interest as stated above shall not be considered for the calculation of overall return to the Debenture Holder(s).

III.	Redemption:

The Company agrees and undertakes to redeem the Debentures along with outstanding interest due and redemption premium, if any on 30th October 2017 in case of Debentures of Series I and on 30th December 2017 in case of Debentures of Series II, more particularly described as under:

Series	I	II
ISIN No.	INE205A07014	INE205A07022
Issue Size	Rs. 975 crores	Rs. 225 crores
Tenor	3 years from Deemed Date of Allotment	3 years 2 months from Deemed Date of Allotment
Redemption Date	30-Oct-17	30-Dec-17
Coupon Rate	9.36%	9.36%
Coupon Payment Dates/Frequency	1st : annual – Oct 30’ 2015 2nd : annual – Oct 30’ 2016 3rd : annual on maturity Oct 30’ 2017	1st : annual – Oct 30’ 2015 2nd : annual – Oct 30’ 2016 3rd : annual – Oct 30’ 2017 4th : on maturity Dec 30’ 2017

iv.	Premature Redemption:

In case the Company fails for any reasons to utilize the proceeds for the Purpose, as specified in the Disclosure Documents/Prospectus or the Subscription Agreement, the Debenture Holder(s)/Beneficial Owner will be entitled to rescind/avoid the contract on that ground and to call back the money, if any paid towards subscription of the Debentures.

Notwithstanding the above, the Debenture holder(s)/Beneficial Owner shall have the right to recall/redeem the Debentures in case the Company defaults/ irregular in the payment of interest/ and / or installment of principal and/or non-creation of security in terms of this Agreement to the satisfaction of the Debenture holder/Beneficial Owner and non-compliance with the terms and conditions of this Agreement.

v.	Debenture Certificate

The Debentures to be issued in dematorialised form shall be subject to the provisions of the Depositories Act, 1996 and rules notified by National Securities Depositories Ltd. (NSDL) and/or Central Depository Services Ltd. (CDSL), as the case may be, from time to time.

vi.	Appropriation of Payment:

(a)	All monies payable by the Company to the Debenture Holder(s)/ Beneficial Owner(s) will be made to the Debenture Holder(s)/ Beneficial Owner(s) at Mumbai or such office as may be specified by it or at any of its branch office/regional office by cheque or warrant drawn by the Company on its bankers.

Payment of the principal, all interest and other monies will be made to the sole holder and in case of joint holders to the one whose name stands first in the Register of Debenture Holder(s)/List of Beneficial Owner(s) as the case may be.

(b)	Unless otherwise agreed to by the Debenture Holder(s)/ Beneficial Owner(s), any payments by the Company under these presents read with the relevant Disclosure Documents/Prospectus and the Subscription Agreement with applicable modifications thereto, if any, and/or any other documents executed for the subscription to the Debentures and creation of security therefor shall be appropriated in the following manner, namely:

(i)	Firstly, towards costs, charges and expenses and other monies and also the remuneration payable by the Company to the Debenture Trustee;

(ii)	Secondly, towards further interest in case of default and compound Interest;

(iii)	Thirdly, towards interest; and

(iv)	Fourthly, towards redemption premium, if any; and

(v)	Lastly, towards redemption of principal amount of the Debentures due and payable by the Company to the Debenture Holder(s)/Beneficial Owner(s).

vii.	Security;

The redemption of the principal amount of the Debentures, payment of all interest, remuneration of the Trustee, liquidated damages and all fees, costs, charges, expenses and other monies payable by the Company in respect thereof shall be secured on first charge by a mortgage of the Mortgaged Premises and Security created or to be created under the Security Documents.

The Company shall furnish to the Debenture-holder(s)/Beneficial Owner(s) copies of Security Documents evidencing the creation of complete security as stipulated and procure and furnish suitable letter from the Debenture Trustee to the effect.

viii.	Security cover

The Company shall, at all times during the currency of the Debentures, maintain a security cover of 1.25 times cover in respect of the principal and interest due under the Debentures.

ix.	Further borrowings

As long as the Company maintains the stipulated Security Cover (as mention in viii above) in respect of the Debentures, the Company shall, without the approval of the Trustee, be entitled to make further issue(s) of debentures, raise further loans and advances and/or avail further deferred payment guarantees or other financial facilities from time to time from such persons/ banks/ financial institutions or body corporate/ any other agency.

Further, the Company shall not be required to obtain Debenture Holders’ / Debenture Trustee’s consent for creating pari passu charge on the assets given as security for further borrowings all the time stipulated Security Cover is maintained.

The Company shall produce certificate from Statutory Auditor of a practicing chartered accountant confirming Security Cover to Debenture Trustee at the time of creation of such pari passu change in respect of future borrowings.

x.	Transfer of Debentures

The Debentures shall be transferable and transmittable in the same manner and to the same extent and be subject to the same restrictions and limitations as in the case of the equity shares of the Company.

The provisions relating to transfer and transmission in respect of the shares as provided in the Articles of Association of the Company shall apply, mutatis mutandis, to the Debentures. Transfer of Debentures in dematerialised form would be in accordance with the rules/procedures as prescribed by NSDL/CDSL.

xi.	Debentures free from equity

The Debenture Holder(s)/Beneficial Owner(s) will be entitled to their Debentures free from equities or cross claims by the Company against the original or any intermediate Debenture Holder(s)/Beneficial Owner(s) thereof.

xii.	Debenture Holder(s)/Beneficial Owner(s) not entitled to shareholders rights

The Debenture Holder(s)/Beneficial Owner(s) will not be entitled to any of the rights and privileges available to the shareholders including right to receive notices, receive dividends or annual reports or to attend and vote at general meetings of the members of the Company.

xiii.	Variation Of Debenture Holder(s)’ /Beneficial Owner(s) Rights

The rights, privileges, terms and conditions attached to the Debentures may be varied, modified or abrogated with a Special Resolution; provided that nothing in such consent or resolution shall be operative against the Company where such consent or resolution modifies or varies the terms and conditions governing the Debentures and the same are not acceptable to the Company.

xiv.	Debenture Redemption Reserve (DRR)

(a)	The Company shall at time during the subsistence of the Debentures in terms hereof the debenture redemption reserve as per section 71(4) of the Act, 2013 read with Rule 18(7) of Companies (Share Capital and Debentures) Rules, 2014 and other circulars issued by Central Government in this regard;

(b)	So long as any Debenture is outstanding, the Company shall not create any encumbrance on, save and except the charge created/ to be created thereon as Security for the Secured Obligations, or close down or suspend, the DRR without the prior written consent of the Trustee (acting on the instructions of the Majority Debenture Holder(s)); and

(c)	The restriction on the withdrawal or transfer of sums standing to the credit of the DRR shall not affect the obligations of the Company to make any payments due to be made on a Redemption Date.

THE THIRD SCHEDULE ABOVE REFERRED TO

(Procedure to be followed when Debentures are issued in

Electronic (Dematerialised)/Demat Form)

With regard Beneficial Owner(s) who have opted, partly or fully, as case may be, for dematerialized form of the Debentures, in that case no physical Debenture Certificate will be issued. Such subscribers shall only intimate their relevant DP/client ID and beneficiary demat a/c number to the Company. The Debentures in the dematerialised form will be credited in such beneficiary demat a/c of the Beneficial Owner(s) in accordance with a separate agreement entered into by the Company with the National Securities Depository Limited (NSDL) and/or Central Depository Services Limited (CDSL), under advice to them.

DEBENTURES ARE EXEMPT FROM PAYMENT OF STAMP DUTY UNDER PROVISO TO ARTICLE 27 OF SCHEDULE – I TO THE INDIAN STAMP ACT. 1899.

1.	The Company has made Depository Arrangements with National Securities Depository Limited (NSDL) and/or Central Depository Services Limited (CDSL) as the case may be for dematerialization of the Debentures. The investor has to necessarily hold the Debentures in dematerialised form and deal with the same as per the provisions of Depositories Act, 1996 (as amended from time to time). The normal procedures followed for transfer of securities held in dematerialised form shall be followed for transfer of these Debentures held in electronic from.

2.	“Depository” means the National Securities Depository Limited (NSDL) and Central Depository Services Limited (CDSL).

3.	Debenture certificates will not be issued to the allotees, since Debentures are in DEMAT form.

4.	As per SEBI guidelines these Debentures can be issued only in the dematerialised mode and therefore every eligible applicant should apply only if they have a depository account with any of the depositories. Transfer of Debentures in dematerialised form would be in accordance with the rules/procedures as prescribed by NSDL/CDSL, Transfer of these Debentures is permitted only between categories eligible for subscription as mentioned in the respective Disclosure Documents/Prospectus.

5.	The Depository Account of the investors with NSDL/CDSL will be credited within 2 Business Days from the Deemed Date of Allotment. The initial credit in the account will be akin to the letter of allotment. On the completion of all statutory formalities, such credit will be substituted with the number of Debentures allotted.

6.	The Debentures held in the dematerialised form shall be taken as discharged on payment of the redemption amount by the Company on maturity to the registered Beneficial Owner(s) whose name appears in the List Beneficial Owner(s) on the Record Date. Such payment will be a legal discharge of the liability of the Company towards the Beneficial Owner(s). On such payments being made, the Company will inform NSDL/CDSL and accordingly the account of the Debenture Holder(s) with NSDL/CDSL will be adjusted.

7.	A List of Beneficial Owner(s) containing all relevant particulars shall be maintained by the NSDL/CDSL and will be kept at its Registered Office of the Company or at the office of the Registrar and Transfer Agent, as the case may be.

In Dematerialised form:

The Company shall immediately on the allotment of Debentures lake reasonable steps to credit the beneficiary account of the allotee(s) with the Depository as mentioned in the application form with the number of Debentures allotted.

8.	Transfer of Debentures in dematerialised form would be in accordance with the rules/procedures as prescribed by NSDL/CDSL Depository participant. Transfer of these Debentures is permitted only between categories eligible for subscription as mentioned in the respective Disclosure Documents/Prospectus. All requests for transfer should be submitted to the Company/Registrar prior to the Record Date for payment of interest/principal.

Nothing provided herein shall prejudice any power of the Company to register as Beneficial Owner(s)/Debenture Holder(s) any person to whom the right to any Debenture of the Company has been transmitted by operation of law.

9.	The Company shall rematerialise Debentures in accordance with the rules and procedures prescribed by Depositors Act, 1996. All costs arising from the request of materialisation shall be borne by the requestor.

Company No. [●]

CERTIFICATE OF REGISTRATION OF MORTGAGE ETC.

Under Section 77 of the Companies Act. 2013

Re:	Mortgage/Charge dated - [●] created by [●] in favour of [●] LIMITED (Trustee)

Pursuant to the provisions contained in Section 77 of the above named Act, I hereby certify that the above Mortgage/Charge of Rs. [●] Crores (Rupees [●] only) has been registered in this office in accordance with the provisions contained in that behalf in Sections 77 to 81 of the said Act.

Given under my hand at this day of [●], Two Thousand [●]

Registrar of Companies

THE FOURTH SCHEDULE ABOVE REFERRED TO

PROVISIONS FOR THE MEETINGS OF THE DEBENTUREHOLDER(S) /

BENEFICIAL OWNER(S)

The following provisions shall apply to the meetings of the Debenture Holder(s)/the Beneficial Owner(s):-

1.	The Trustee or the Company may, at any time, and the Trustee shall at the request in writing of the holder(s)/Owner(s) of Debentures representing not less than one-tenth in value of the nominal amount of the Debentures for the time being outstanding or the happening of any event, which constitutes a breach, default or which in the opinion of the Debenture Trustee affects the Interest of the Debenture Holders, convene a meeting of the holder(s)/owner(s) of the Debentures. Any such meeting shall be held at such place in the city where the registered office of the Company is situated or at such other place as the Trustee shall determine.

2.	(i)	A meeting of the Debenture Holder(s)/the Beneficial Owner(s) may be called by giving not less than twenty one days’ notice in writing; and

	(ii)	A meeting may be called after giving shorter notice than that specified in sub-clause (i), if consent is accorded thereto by holder(s)/owner(s) of Debentures representing not less than 75% of the Debentures for the time being outstanding.

3.	(i)	Every notice of a meeting shall specify the place, day and hour of the meeting and shall contain a statement of the business to be transacted thereat.

	(ii)	Notice or every meeting shall be given to:-

(a) the Debenture Holder(s)/the Beneficial Owner(s) in the manner provided in the Trust Deed;

(b) the persons entitled to a Debenture in consequence of death or insolvency of a Debenture Holder(s)/the Beneficial Owner(s), by sending it through post in a prepaid letter addressed to them by name or by the title of the representatives of the deceased, or assignees of the insolvent or by any like description at the address, if any, in India supplied for the purpose by the persons claiming to be so entitled or until such an address has been so supplied, by giving the notice in any manner in which might have been given if the death of insolvency had not occurred; and

(c) the Auditor or Auditors for the time being of the Company in the manner authorised by Section 20 of the Act in the case of any members of the Company:

Provided that where the notice of a meeting is given by advertising the same in a newspaper circulating in the neighborhood of the registered office of the Company, the statement of material facts referred to in Section 102 of the Act, need not be annexed to the notice as required by that Section but it shall be mentioned in the advertisement that the statement has been forwarded to the Debenture Holder(s)/the Beneficial Owner(s).

4.	The accidental omission to give notice to, or the non-receipt of notice by any Debenture Holder(s)/the Beneficial Owner(s) or other person to whom it should be given shall not invalidate the proceedings at the meeting.

5.	(i)	There shall be annexed to the notice of the meeting a statement setting out all material facts concerning each such item of business, Including in particular the nature of the concern or Interest, If any, therein of every Director, the Manager, if any, of the Company:

Provided that where any Item of business as aforesaid to be transacted at a meeting of the Debenture Holder(s)/the Beneficial Owner(s) relates to, or effects, any other company the extent of shareholding Interest in that company of every Director, and the Manager, if any, of the first mentioned company shall also be set out in the statement if the extent of such shareholding interest is not less than two per cent of the paid-up share capital of that other company.

	(ii)	Where any item of business consists of approval to any document by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

6.	Two Debenture Holder(s)/Beneficial Owner(s), personally present shall be the quorum for the meeting of the Debenture Holder(s)/Beneficial Owner(s) and provisions of following sub-clause shall apply with respect thereto. If there is a single Debenture Holder(s)/the Beneficial Owner(s) it shall constitute a valid quorum. If, within half an hour from the time appointed for holding a meeting of the Debentures Holder(s)/the Beneficial Owner(s), a quorum is not present, the meeting, if called upon the requisition of the Debenture Holder(s)/the Beneficial Owner(s) shall stand dissolved but in any other case the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such other time and place as the Trustee may determine and if at the adjourned meeting also a quorum is not present within half an hour from the time appointed for the holding of the meeting, the Debenture Holder(s)/ Beneficial Owner(s) present shall be a quorum.

7.	(i)	The nominee of the Trustee shall be the Chairman of the meeting and in his absence the Debenture Holder(s)/ the Beneficial Owner(s) personally present at the meeting shall elect one of themselves to be the Chairman thereof on a show of hands;

	(ii)	If a poll is demanded on the election of the Chairman, it shall be taken forthwith in accordance with the provisions of the Act, the Chairman elected on a show of hands exercising all the powers of the Chairman under the said provisions; and

	(iii)	If some other person is elected Chairman as a result of the poll, he shall be Chairman for the rest of the meeting.

8.	The Trustee and the Directors of the Company and their respective Solicitors/Advocates may attend any meeting but shall not be entitled as such to vote thereat.

9.	At any meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded in the manner hereinafter mentioned, and unless a poll is so demanded, a declaration by the Chairman that on a show of hands the resolution has or has not been carried either unanimously or by a particular majority and an entry to that effect in the books containing the minutes or the proceedings of the meeting, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes cast in favour of or against such resolution.

10.	Before or on the declaration of the result on voting on any resolution on a show of hands a poll may be ordered to be taken by the Chairman of the meeting of his own motion and shall be ordered to be taken by him on a demand made in that behalf by the holder(s) of Debentures representing not less than one-tenth of the nominal amount of the Debentures for the time being outstanding present in person or by proxy.

11.	(i)	A poll demanded on a question of adjournment shall be taken forthwith; and

	(ii)	A poll demanded on any other question (not being a question relating to the election of a Chairman) shall be taken at such time not being later than forty-eight hours from the time when the demand was made as the Chairman may direct.

12.	At every such meeting each Debenture Holder(s)/the Beneficial Owner(s) shall, on a show of hands, be entitled to one vote only, but on a poll he shall be entitled to one vole in respect of every debenture of which he is a holder in respect of which he is entitled to vote.

13.	(i)	Any Debenture Holder(s)/the Beneficial Owner(s) entitled to attend and vote at the meeting shall be entitled to appoint another person (whether a Debenture Holder(s)/the Beneficial Owner(s) or not) as his proxy to attend and vote Instead of himself.

	(ii)	In every notice calling the meeting there shall appear with reasonable prominence a statement that a Debenture-holder(s)/the Beneficial Owner(s) entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of himself, and that a proxy need not be a Debenture Holder(s)/the Beneficial Owner(s).

	(iii)	The instrument appointing a proxy and the power of attorney (if any) under which it is signed or a notarially certified copy of the power of attorney shall be deposited at the Registered Office of the Company not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the Instrument proposes to vote or in case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll and In default, the instrument of proxy shall not be treated as valid.

	(iv)	The instrument appointing a proxy shall:-

(a) be in writing: and

(b) be signed by the appointer or his attorney duly authorised in writing, or if the appointer is a body corporate, be signed by an officer or an attorney duly authorised by it.

	(v)	The Instrument appointing a proxy shall be in any of the form set out in Form No. MGT, 11 of the Companies (Management and Administration) Rules, 2014 and shall not be questioned on the ground that it fails to comply with any special requirements specified for such instruments by the Articles.

	(vi)	Every Debenture Holder(s)/Beneficial Owner(s) entitled to vote at a meeting of the Debenture Holder(s)/Beneficial Owner(s) of the Company on any resolution to be moved thereat shall be entitled during the period beginning twenty four hours before the time fixed for the commencement of the meeting and ending with the conclusion of the meeting to inspect the proxies lodged, at any time during the business hours of the Company, provided not less than three days notice in writing of the intention so to inspect is given to the company.

	(vii)	A vote given in accordance with the terms of an instrument or proxy shall be valid notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer of the Debenture in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the Registered Office before the commencement of the meeting or adjourned meeting at which the proxy is used.

14.	On a poll taken at any meeting of the Debenture Holder(s)/ Beneficial Owner(s), a Debenture Holder(s)/Beneficial Owner(s) entitled to more than one vote or his proxy or other person entitled to vote for him, as the case may be, need not, If he votes, use all his votes or cast in the same way all the votes he uses.

15.	(i) When a poll is to be taken, the Chairman of the meeting shall appoint two scrutineers to scrutinise the votes given on the poll and to report thereon to him.

(ii) The Chairman shall have power, at any time before the result of the poll is declared, to remove a scrutineer from office and to fill vacancies in the office of scrutineer arising from such removal or from any other cause.

(iii) Of the two scrutineers appointed under this Clause, one shall always be a Debenture Holder (not being an officer or employee of the company) present at the meeting, provided such a Debenture Holder(s)/Beneficial Owner(s) is available and willing to be appointed.

16.	(i) Subject to the provisions of the Act, the Chairman of the meeting shall have power to regulate the manner in which a poll shall be taken.

(ii) The result of the poll shall be deemed to be the decision of the meeting on the resolution on which the poll was taken.

17.	In the case of joint Debenture Holder(s)/Beneficial Owner(s), the vote of the senior who lenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder or holder(s)/owner(s).

18.	The Chairman of a meeting of the Debenture Holder(s)/Beneficial Owner(s) may, with the consent of the meeting, adjourn the same from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

19.	In the case of equality of votes, whether on a show of hands, or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to the vote to which he may be entitled to as a Debenture Holder(s)/Beneficial Owner(s).

20.	The demand of a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

21.	The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole Judge of the validity of every vote tendered at such poll.

22.	A meeting of the Debenture Holder(s)/Beneficial Owner(s) shall inter alia have the following powers exercisable in the manner hereinafter specified:-

(i) Power to sanction re-conveyance and release, substitution or exchange of all or any part of the Mortgaged Premises from all or any part of the principal moneys and interest owing upon the Debentures.

(ii)	Power to sanction any compromise or arrangement proposed to be made between the Company and the Debenture-holder(s)/Beneficial Owner(s).

(iii)	Power to sanction any modification, alteration or, abrogation of any of the rights of the Debenture Holder(s)/Beneficial Owner(s) against the Company or against the Mortgaged Premises or other properties whether such right shall arise under the Trust Deed or Debentures or otherwise.

(iv)	Power to assent to any scheme for reconstruction or amalgamation of or by the Company whether by sale or transfer of assets under any power in the Company’s Memorandum of Association or otherwise under the Act or provisions of any law.

(v)	Power to assent to any modification of the provisions contained in the Trust Deed and to authorise the Trustee to concur in the execution of any Supplemental Deed embodying any such modification.

(vi)	Power to remove the existing Trustee and to appoint new Trustee in respect of the trust Securities.

(vii)	Power to authorise the Trustee or any Receiver appointed by them where they or he shall have entered into or taken possession of the Mortgaged Premises or any part thereof to give up possession of such premises to the company either unconditionally or upon any condition.

(viii)	Power to give soy direction, sanction, request or approval which under any provision of the Trust Deed is required to be given by a Special Resolution.

23.	The powers set out in clause 22 hereof shall be exercisable by a Special Resolution passed at a meeting of the Debanture-holder(s)/Beneficial Owner(s) duly convened and held in accordance with provisions herein contained and carried by a majority consisting of not less than three-fourths of the persons voting thereat upon a show of hands or if a poll is demanded by a majority representing not less than three-fourths in value of the votes cast on such poll. Such a Resolution is herein called “Special Resolution”.

24.	A Resolution, passed at a general meeting of the Debenture-holder(s)/Beneficial Owner(s) duly convened and held in accordance with these presents shall be binding upon all the Debenture Holder(s)/ Beneficial Owner(s) whether present or not, at such meeting and each of the Debenture Holder(s)/Beneficial Owner(s) shall be bound to give effect thereto accordingly, and the passing of any such resolutions shall be conclusive evidence that the circumstances justify the passing thereof, the intentions being that it shall rest with the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.

25.	Minutes of all Resolutions and proceedings at every such meeting as aforesaid shall be made and duly entered into books from time to time provided for the purpose by the Trustee at the expenses of the Company and any such minutes as aforesaid, If purported to be signed by the Chairman of the meeting at which such Resolutions were passed or proceedings held or by the Chairman of the adjourned meeting shall be conclusive evidence of the matters therein contained and until the contrary is proved every such meeting in-respect of the proceedings of which minutes have been made shall be deemed to have been duly held and convened and all resolutions passed thereat or proceedings taken, to have been duly passed and taken.

26.	Notwithstanding anything herein contained, it shall be competent to all the Debenture Holder(s) Beneficial Owner(s) to exercise the rights, power and authorities of the Debenture-holder(s)/Beneficial Owner(s) under the said Trust Deed by a letter or letters signed by or on behalf of the holder or holder(s)/owner(s) of atleast three-fourths in value of the Debentures outstanding without convening a meeting of the Debenture Holder(s)/Beneficial Owner(s) as if such letter or letters constituted a resolution or a special resolution, as the case may be passed at a meeting duly convened and held as aforesaid and shall have effect accordingly.

THE FIFTH SCHEDULE ABOVE REFERRED TO

REPRESENTATIONS AND WARRANTIES

1.	Status

The Company is a company, duly Incorporated and validly existing under the law of its jurisdiction of incorporation, and has the right to own its assets and carry on its business as it is being conducted, under the law of its jurisdiction of incorporation.

2.	Binding obligations

The obligations expressed to be assumed by the Company under each of the Transaction Documents, to which it is a party, are legal, valid, binding and subject to any general principles of law limiting its obligations.

3.	Non-conflict with other obligations

The entry into and performance by the Company of, and the transactions contemplated by, the Transaction Documents to which it is a party, do not and will not conflict with:

(i)	any Applicable Law or order, will, injunction or decree of any court or Governmental Authority having jurisdiction over the Company;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets,

4.	Validity and admissibility In evidence

All authorisations required or desirable to make the Transaction Documents to which the Company is a party, admissible In evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

5.	No default

No Default is continuing or might reasonably be expected to result from the entering into or performance by the Company of any of the Transaction Documents.

6.	No misleading Information

Any factual information provided by or on behalf of the Company in connection with the issue of the Debentures was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is slated.

7.	No proceedings pending or threatened

No litigation, arbitration, investigative or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, will have a Material Adverse Effect have (to the best of its Knowledge and belief) been started or threatened against the Company.

8.	Title

The Company has good and marketable title to, or valid leases and licences of or is otherwise entitled to use, all material assets necessary or desirable for it to carry on its business as it is being or is proposed to be conducted.

9.	No Immunity

The Company’s assets are not entitled to immunity from suit, execution, attachment or other legal process India. The execution of this Deed constitutes, and the exercise of its rights and performance of and compliance with its obligations under this Deed will constitute, private and commercial acts done and performed for private and commercial purposes.

10.	Solvency

10.1	The Company is able to, and has not admitted its inability to, pay its debts as they mature and has not suspended making payment on any of its debts.

10.2	The Company, by reason of actual or anticipated financial difficulties, has not commenced, and does not intend to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

10.3	The value of the assets of the Company is more than its liabilities (taking into account contingent and prospective liabilities) and it has sufficient capital to carry on its business.

10.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Company.

11.	Approvals

The Company hereby confirms that all approvals necessary under Applicable Law with respect to the business of the Company, have been taken by it and the same are valid and subsisting as at the date hereof.

12.	Defaulter’s List

The names of the Company and/or its directors do not figure in any list of defaulters circulated by the Reserve Bank of India or any bank or financial institution nor do the names of its directors appear in caution list issued by Reserve Bank of India/ ECGC / Director General of Foreign Trade etc.

THE SIXTH SCHEDULE ABOVE REFERRED TO

COVENANTS AND UNDERTAKINGS.

INFORMATION UNDERTAKINGS

1.1.	Information: miscellaneous

A.	The Company shall supply to the Trustee (sufficient copies for all Debenture Holder(s) If the Trustee so requests):

1)	details of all orders, directions, notices, of any court/Tribunal affecting or likely to affect the Secured Assets;

2)	audited financial statements for a financial year (including statutory auditors, directors’ annual report, profit and loss accounts and a balance sheet) by no later than 6 (six) months from the end of the relevant financial year

3)	at the end of each year from the Deemed Date of Allotment, a certificate from the statutory auditors of the Company with respect to the use of the proceeds raised through the issue of Debentures

4)	by no later than 30 (thirty) days from the date of execution of this Deed, a certificate signed by an authorised officer of the Company confirming issue of Debenture Certificates or credit of dematerialised debentures into the depository accounts of the Debenture Holder(s);

5)	upon there being any change in the credit rating assigned to the Debentures, as soon as reasonably practicable thereafter, a letter notifying the Trustee of such change in the credit rating of the Debentures;

6)	at the end of every financial year, a certificate from a Statutory Auditor or practising chartered accountant confirming the due maintenance of a debenture redemption reserve as per the provisions of Applicable Law;

7)	at the time of requesting the Trustee for ceding pari passu charge over the Secured Assets in favour of the lenders from whom the Company avails the permitted borrowings, a certificate from an authorised officer of the Company, with necessary supportings If required, confirming the following:

(i)	that the security cover stipulated hereunder will continue to be maintained even after sharing of the charge over the Secured Assets;

(ii)	that no Event of Default has occurred or is continuing in terms of the Transaction Documents.

8)	At the end of every calendar quarter, a report confirming the following:

(i)	Updated list of names and address of all the Debenture Holder(s);

(ii)	Details of interest duo but unpaid, if any, and reasons for the same;

(iii)	Details of payment of interest made on the Debentures in the immediately preceding calendar quarter;

(iv)	That the number and nature of grievances received from the Debenture Holder(s) and (a) resolved by the Company (b) unresolved by the Company and the reasons for the same.;

(v)	Statement that the Security is sufficient to discharge the claims of the Debenture Holder(s) as and when they become due.

9)	promptly, notice of any change in its authorised signatories (in connection with the Transaction Documents), signed by one of its directors or its company secretary, whose specimen signature has previously been provided to the Trustee, accompanied (where relevant) by a specimen signature of each new signatory;

B.	The Company shall submit to the stock exchange for dissemination, along with the half yearly financial results, a half-yearly communication, counter signed by the Debenture Trustee, containing inter-alia the following information:-

(a)	Credit rating of the Debentures;

(b)	Security cover available for the Debentures;

(c)	Status of the Security;

(d)	Debt-equity ratio;

(e)	Previous due date for the payment of interest/principal and whether the same has been paid or not; and

(f)	Next due date for the payment of interest/principal.

1.2.	Notification of default

The Company shall notify the Trustee of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence

GENERAL UNDERTAKINGS

2.1	Authorisations

(a)	The Company shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Trustee of,

any authorisation required under any law or regulation to enable it to perform its obligations under the Transaction Documents (including, without limitation, in connection with any payment to be made hereunder) and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Transaction Documents.

(b)	The Company shall promptly make the registrations, obtain all authorisations and otherwise comply with other requirements under Applicable Law.

(c)	The Company shall, at all times, obtain and maintain, or cause to be obtained and maintained, In full force and effect (or where appropriate, renew) all clearances/ authorizations required for the purposes of all transactions as contemplated by the Transaction Documents, non procuring or non renewal whereof shall have a Material Adverse Effect.

2.2	The Company shall ensure that all Transaction Documents, when executed, shall constitute its legal, valid and binding obligation under the provisions of Applicable Law.

2.3	The Company shall, at all times during the currency of the Debentures, maintain a security cover of 1.25 times of the principal together with the interest due under the Debentures are provided for herein.

2.4	The Company shall discharge its obligations in connection with the Debentures in a reasonable and prudent manner.

2.5	The Company shall, during the subsistence of the Security created by the Company in favour of the Debenture Trustee, not do or suffer to be done or be party or privy to any act, deed, matter or thing which may, in anywise prejudicially affect the securities and the rights created in favour of the Debenture Trustee.

2.6	The Company undertakes that at all times, It shall have good, legal and beneficial title, or other Interest in and to the Secured Assets, in each case, free and clear of any encumbrance or security interest (save and except any security existing thereon or on any part thereof, as at the date hereof) and shall ensure on a continuous basis that the property charged to the Debentures is available and adequate at all times to discharge the Secured Obligations. However, as long as the Company maintains the stipulated Security Cover (as mention in vii above) in respect of the Debentures, the Company shall, without the approval of the Trustee, be entitled to make further issue(s) of debentures, raise further loans and advances, create pari passu charge over the Mortgaged Property and/or avail further deferred payment guarantees or other financial facilities from time to time from such persons/ banks/ financial Institutions or body corporate/ any other agency.

2.7	The Company undertakes that all Security Documents, when executed, delivered and registered (where necessary) and when appropriate forms are filed as required under Applicable Law, shall create the Security expressed to be created thereby over the assets referred therein and such assets are not subject to any prior security Interests.

2.8	The Company shall not, without the prior approval of the Debenture Trustee, undertake or enter into any amalgamation, demerger, merger or corporate restructuring or reconstruction scheme proposed other than within the Vedanta group.

2.9	The Company shall take all steps for completion of the formalities for listing and commencement of trading at all the concerned stock exchange(s) where the Debentures are to be listed and taken by no later than fifteen (15) Business Days from the date of allotment of the Debentures.

2.10	The Company shall pay and discharge all taxes, rates, rents and governmental charges upon the Company or its assets under Applicable Laws.

2.11	The Company shall create all necessary security and execute all the Security Documents as may be required by the Trustee as per the terms hereof.

2.12	The Company shall attend to the complaints received in respect of the Debentures expeditiously and satisfactorily.

2.13	If the Directors of the Company are added to any defaulter’s list by any Governmental Authority, the Company shall take immediate steps forthwith to remove such person from its Board.

The Company shall notify each of issuing banks of the issue of the Power of Attorney whereby the Trustee is authorised to invoke and make demands under the bank guarantees issued by such Issuing banks.

2.14	The Company shall Insure and keep Insured up to the replacement value thereof or on such other basis as approved by the Trustee, the secured assets against fire, theft, lightning, explosion, earthquake, strike, lock out, civil commotion, storm, tempest, flood, marine risk, erection risk, war risk and other risk as may be specified by the Trustee and shall duly pay all premium and other sums payable for the purpose. The insurance in respect of the secured assets shall be taken in the joint names of the Company the trustee and any other person having a pari passu charge on the secured assets and acceptable to the Trustee. The Company shall submit copies of such insurance policies and renewals thereof with the Trustee. The Company shall deliver to the Trustee an Auditors’ Certificate as and when requested by the Trustee certifying the adequacy of insurance coverage for the assets provided as security. In the event of failure on the part of the Company to insure the secured assets or to pay the insurance premium or other sums referred to above, the Trustee may, but shall not be bound to, get the secured assets insured or pay the insurance premium and other sums referred to above, which shall be reimbursed to the Trustee by the Company.

2.15	The Company undertakes to maintain and keep in proper order, repair and in good condition the Secured Assets if the Company falls to keep in proper order, repair and in good condition the Secured Assets or any part thereof, then the Trustee may, but shall not be bound to, maintain the same in proper order or repair or condition and any expense incurred by the Trustee and its costs and charges therefor shall be reimbursed by the Company.

2.16	The Company shall permit the Trustee and such person as the Trustee shall, from time to time, in writing for that purpose appoint, to enter into or upon and to view the state and condition of all the Secured Assets and pay all travelling, hotel and other expenses of any person whom the Trustee may depute for the purpose of such inspection and if the Trustee shall, for any reason, decide that it is necessary to employ an expert, to pay the fees and all travelling, hotel and other expenses of such expert.

2.17	The Company shall punctually pay all rents, royalties, taxes, rates, levies, casses, assessments, impositions and outgoings, governmental, municipal or otherwise imposed upon or payable by the Company, in relation to the Secured Assets, as and when the same shall become payable, and when required by the Trustee produce the receipts for such payments and also punctually pay and discharge all debts, obligations and liabilities which may have priority over the Security created hereunder or under the other Security Documents and observe, perform and comply with all covenants and obligations which ought to be observed and performed by the Company in respect of or any part of the Secured Assets.

2.18	The Company shall forthwith give, notice in writing to the Trustee of commencement of any proceedings directly affecting the Secured Assets.

2.19	The Company shall duly cause these presents to be registered in all respects so as to comply with the provisions of the Act and or any act, ordinance or regulation applicable in any part of India, within which any portion of the Mortgaged Premises are or may be situated, by which the registration of deeds is required and generally do all other acts (if any) necessary for the purpose of assuring the legal validity of these presents.

2.20	The Company shall pay all such stamp duty (including any additional stamp duty, If any), other duties, taxes, charges and penalties, if and when the Company may be required to pay according to the laws for the time being in force in the State, in which its the Mortgaged Properties are situated and in the event of the Company falling to pay such stamp duty, other duties, taxes and penalties as aforesaid, the Trustee will be at liberty (but shall not be bound) to pay the same and the Company shall reimburse the same to the Trustee on demand and in pursuance thereof the said Mortgage is required to be registered in terms of the Indian Registration Act, 1908.

2.21	The Company shall apply for and make its best endeavour to obtain renewal of the leases under which any of the leasehold land forming part of the Mortgaged Premises may, during the continuance of the security, be held as and when the same may be due for renewal in accordance with the provisions thereof and duly vest in the Trustee as part of the Mortgaged Premises and in such manner as the Trustee may direct all such renewed leases.

2.22	The Company shall reimburse all sums paid or expenses Incurred by the Trustee or any Receiver, attorney, agent or other person appointed by the Trustee for all or any of the purposes mentioned in these presents immediately on receipt of a notice of demand from them in this behalf and all such sums shall carry interest at the rate of interest payable on the Debentures from the date, when the same shall have been paid and until such reimbursement, all such sums shall be a charge upon the Mortgaged Premises in priority to the charge securing the Debentures.

2.23	The Company hereby agrees, confirms and undertakes that in the event the Company has failed to make a timely repayment of the Secured Obligations:

(a)	the Trustee shall, as the Trustee may deem appropriate and necessary, be entitled to disclose all or any: ((ii) information or data relating to this Deed (iii) default committed by the Company in discharge of the aforesaid obligations, to Credit Information Bureau (India) Limited (“CIBIL”) and any other agency authorised in this behalf by Reserve Bank of India (“RBI”);

(b)	CIBIL and / or any other agency so authorised may use, process the aforesaid information and data disclosed by the Trustee in the manner as deemed fit by them;

(c)	CIBIL and / or any other agency so authorised may furnish for consideration, the processed information and data or products thereof prepared by them, to the Trustee, and other credit grantors or registered users, as may be specified by RBI in this behalf; and

(d)	the Trustee and/or RBI will have an unqualified right to disclose or publish the details of the default and the name of the Guarantor (including its directors) as the case may be, as defaulters, in such manner and through such medium as the Trustee or RBI in their absolute discretion may think fit.

2.24	The Company hereby agrees, confirms and undertakes that in the event the Company has failed to make a timely repayment of the Secured Obligations or to create a charge on the Secured Assets or there is a revision of rating assigned to the Debentures, the Trustee shall, be entitled to disclose the information to the Debenture Holders and the general public by issuing a press release, placing the same on their websites and with the credit rating agencies.

2.25	So long as the Debenture Holder(s) continue to hold the Debentures, the Company agrees and undertakes to comply with all material Applicable Laws including all provisions of the Securities and Exchange Board of India (Debenture Trustee), 1993 Regulations as amended from time to time and Securities and Exchange Board of India (Issue and Listing of Debt Securities) Regulations, 2008 as amended from time to time, the debt listing agreement entered into with the stock exchanges (where the Debentures are listed/ proposed to be listed). This Deed is also subject to such guidelines as may be issued by SEBI, Government of India, such other statutory or regulatory authorities from time to time The Trustee agrees and confirms that it shall continue to comply with all the applicable provisions of the said Regulations till it remains appointed as a trustee as per the terms of this Deed.

2.26	The Company shall promptly inform the Trustee of any major or significant change in composition of its Board, which may amount to change in control as defined in the SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 2011.

2.27	The Company shall upon reasonable prior written notice, permit officers and representatives of the Trustee to carry out technical, legal, or financial inspections and visit and inspect during normal business hours, the properties of the Company, including the facilities, works, assets and buildings and to examine, inspect and make copies of the books of record and accounts of the Company and take extracts thereof and discuss the affairs, finances and accounts of the Company with, and be advised as to the same, by its officers. The cost of any such visit shall be borne by the Company and the Company shall at all times afford the Trustee access to its books.

2.28	Keep proper books of account as required by the Act and make true and proper entries therein of all dealings and transactions of and in relation to the Mortgaged Premises and the business of the Company and keep the said books of account and all other books, registers and other documents relating to the affairs of the Company at its registered office or, where permitted by law, at other place or places where the books of account and documents of a similar nature may be kept and the Company will ensure that all entries in the same relating to the Mortgaged Premises and the business of the Company shall al reasonable times be open for Inspection of the Trustee and such person or persons, as the Trustee shall, from time to time, in writing for that purpose appoint.

NEGATIVE COVENANTS

3.1	The Company hereby covenants with the Trustee that so long as the Debentures are outstanding, without the prior written approval of the Trustee, the Company shall not; pull down or remove any building or structure (except any temporary structure) on the lands for the time being forming part of the Mortgaged Premises or the embedded plant and machinery attached to the same or any of them save and except in the ordinary course of business and/or any repair, maintenance, improvement, replacement or otherwise in the course of and for the purpose of carrying on the business of the Company and the Company will in such case, forthwith, restore or procure to be restored such building, structure, embedded plant and machinery, as the case may be, or replace the same or procure the same to be replaced by others of a similar nature and of at least equal value;

3.2	The Company hereby covenants with the Trustee that so long as the Debentures are outstanding, the Company, without prior written Intimation/information to the Trustee, shall not:

(a)	declare or pay any dividend or make any distribution on its share capital or purchase, redeem, buyback or otherwise make any payment in respect thereof; or

(b)	make any change in the nature end conduct of its business (from what is being carried out as on the date hereof)

Provided that any intimation done by way of a public notice shall be deemed to be sufficient intimation / information given by the Company to the Trustee for the purpose of this provision.

3.3	The Company hereby covenants (hat where the Company has defaulted in payment of interest on securities or redemption thereof or in creation of security as per the terms of the issue of debt securities, any distribution of dividend shall require prior approval of the Debenture Trustee.

IN WITNESS WHEREOF the Parties have caused these presents to be executed by their authorised official(s) on the day, month and year first hereinabove written in the manner hereinafter appearing.

SIGNED AND DELIVERED BY SESA STERLITE LIMITED, in its capacity as the Issuer Company abovenamed, by the hand of its authorised officials Shri Ajay Jajoo, GM-Finance and Shri Satyapriya, AGM-Legal		For Sesa Sterlite Limited Authorized Signatory
For Sesa Sterlite Limited Authorized Signatory
SIGNED AND DELIVERED BY AXIS TRUSTEE SERVICES LIMITED, In its capacity as Debenture Trustee abovenamed, by the hand of its authorised official Shri P P Narayanan, Managing Director & CEO		For AXIS TRUSTEE SERVICES LTD. P. P. Narayanan Managing Director & CEO
In the presence of following witnesses:
1.	DEVARAJ HARISH Associate Manager-Legal Sesa Sterlite Limited SIPCOT Industrial Complex Thoothukudi
2.	S/o. P. Thangasamy 1/112 South Street, Meelavittan Thoothukudi

3014/2014/BK1

CERTIFICATE UNDER SECTION 42 OF STAMP ACT

S. No. 197 of 2014

I hereby certify that a sum of Rs. 40000 / (Rupees Forty Thousand only) on account of proper / deficit stamp duty has been levied under section 41 of the Stamp Act in respect of this instrument from SHRI AJAY JAJOO residing at Nagpur

Ottapidaram	Signature of SUBREGISTRAR & Collector
Date: 23/12/2014	Under Section 41 of the Indian Stamp Act.

Presented in the Office of SUBREGISTRAR of Ottapidaram and fee of Rs. 11145 paid between hours of 12 and 1 on 23/12/2014 by

1 Left Thumb	For Sesa Sterlite Limited /s/ Shri Ajay Jajoo Authorised Signatory Additions As per the recitals of the document

Execution Admitted by

2 Left Thumb	For Sesa Sterlite Limited /s/ Shri Ajay Jajoo Authorised Signatory Additions As per the recitals of the document

Sheet no 1 of 3

Execution Admitted by

3 Left Thumb	For Sesa Sterlite Limited Authorised Signatory Additions As per the recitals of the document

Claim Admitted by

4 Left Thumb	For AXIS TRUSTEE SERVICES LTD. /s/ P.P Narayanan P.P Narayanan Managing Director & CEO Additions As per the recitals of the document

Identified by

1	/s/ Devaraj Harish I	Name: DEVARAJ HARISH I	S/o IRULAPPA DEVARAJ	44W/1B2.SILVARPATTI PERIYAKULAM TK THENI DT

2	/s/ Muthuvel T	Name: MUTHUVEL T	S/o THANGASAMY	1/112, SOUTH STREET MEELAVITTAN THOOTHUKUDI

23rd day of December 2014
SUBREGISTRAR	Ottapidaram

Sheet no 2 of 3

Registered as No 3014 of 2014 of Book I

Date : 23/12/2014	SUBREGISTRAR Ottapidaram

Sheet no 3 of 3